United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(A) of

the Securities Exchange Act of 1934

Filed by the registrant ☒   Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

PUBLIC STORAGE

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

March 28, 2013

TO THE SHAREHOLDERS OF

PUBLIC STORAGE

Dear Public Storage Shareholder:

On behalf of the Board of Trustees of Public Storage, I am pleased to invite you to attend our 2013 Annual Meeting of Shareholders. The meeting will be held on Thursday, May 9, 2013, at 11:00 a.m., local time, at the Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California. You may attend the meeting in person or by proxy.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote in person or by proxy as soon as possible. You may vote your shares over the Internet or by telephone or, if you elect to receive printed proxy materials, you may vote by mail by following the instructions on the proxy card or the voting instruction card.

Details concerning admission to the meeting and the business to be conducted are described in the notice of annual meeting and proxy statement, which accompany this letter. If you attend the meeting, you may withdraw your proxy at the meeting and vote your shares in person from the floor.

This year, we are again offering shareholders the opportunity to receive proxy materials over the Internet. As a result, we are mailing many of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and Annual Report. The notice contains instructions on how to access these documents over the Internet or to obtain paper copies of the proxy materials.

We appreciate your investment in Public Storage and look forward to seeing you at our 2013 Annual Meeting.

Sincerely,

Ronald L. Havner, Jr.
Chairman, Chief Executive Officer and President

PUBLIC STORAGE

701 Western Avenue

Glendale, California 91201-2349

NOTICE OF THE 2013 ANNUAL MEETING OF SHAREHOLDERS

The 2013 Annual Meeting of Shareholders of Public Storage, a Maryland real estate investment trust, will be held at the time and place and for the purposes indicated below.

Time and Date:	11:00 a.m., local time, on Thursday, May 9, 2013.

Place:	The Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California.

Items of Business:

1.      To elect eight trustees from the nominees named in the accompanying proxy statement to serve until the 2014 Annual Meeting of Shareholders;

2.      To ratify the appointment of Ernst & Young LLP as Public Storage’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.      To hold an advisory vote to approve executive compensation; and

4.      To consider and act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Recommendations of the Board:	The Board of Trustees recommends that you vote “For” each of the trustee nominees, “For” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013 and “For” approval of the advisory vote on executive compensation. The full text of these proposals is set forth in the accompanying proxy statement.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote at the meeting if you were a shareholder of record at the close of business on March 11, 2013 of Public Storage common shares of beneficial interest.

Voting:	Your vote is very important. To ensure your representation at the meeting, whether or not you plan to attend, please vote your shares as soon as possible. You may vote your shares over the Internet or by telephone. If you received a paper copy of a proxy card or voting instruction card for the annual meeting, you may vote by completing, signing, dating and returning your proxy card or voting instruction card in the pre-addressed postage-prepaid envelope provided. You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement beginning on page 3. Additional information on how to vote your shares is provided beginning at page 2.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting: This proxy statement and our 2012 Annual Report are available at the Investor Relations section of our website (www.publicstorage.com).

By Order of the Board of Trustees

Steven M. Glick, Secretary

March 28, 2013

PUBLIC STORAGE

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 9, 2013

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Proxy Materials

Why am I receiving these materials?

We are providing these proxy materials to shareholders in connection with the solicitation by the Board of Trustees of Public Storage of proxies to be voted at our 2013 Annual Meeting and at any adjournment or postponement of the meeting. The proxies will be used at our annual meeting to be held on May 9, 2013 beginning at 11:00 a.m., local time, at the Hilton Glendale Hotel, 100 West Glenoaks Boulevard, Glendale, California.

What is included in the proxy materials?

The proxy materials include:

•	Our proxy statement for the 2013 Annual Meeting of Shareholders;

•	Our 2012 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2012; and

•	The proxy card or a voting instruction card for the Annual Meeting.

What information is contained in this proxy statement?

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote and describes voting procedures. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) and that is designed to assist you in voting your shares.

We use several abbreviations in this proxy statement. We refer to Public Storage as “Public Storage,” “we,” “us,” “our” or “the company,” unless the context indicates otherwise. We call our Board of Trustees the “Board.” We refer to our common shares of beneficial interest as our “common shares” or our “shares.”

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

This notice of annual meeting and proxy statement is first being distributed and made available on or about March 28, 2013 to holders of our common shares of beneficial interest. In accordance with SEC rules, we may furnish proxy materials, including this proxy statement and our 2012 Annual Report to Shareholders, to our shareholders by providing access to these documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (“Notice”) which was mailed to most of our shareholders will advise you how to submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the Notice.

How can I access the proxy materials over the Internet?

The Notice, proxy card or voting instruction card will contain instructions on how to vote your shares. Our proxy materials are also available on our Investor Relations website at http://www.publicstorage.com. Providing proxy materials on the Internet saves us the cost of printing and mailing documents to you and reduces the impact of printing and mailing these materials on the environment.

Voting Information

Who may attend and vote at the Annual Meeting?

Only shareholders of record of Public Storage common shares outstanding at the close of business on the record date of March 11, 2013 are entitled to vote at the meeting or at any adjournment or postponement of the meeting. On the record date, Public Storage had issued and outstanding approximately 171,799,977 common shares, each of which is entitled to one vote.

If your shares are held in the name of a bank, broker, trustee or other nominee and you plan to attend our annual meeting, you will need to bring proof of ownership, such as a recent bank or brokerage account statement.

What items of business will be voted on at the Annual Meeting?

Shareholders will vote on the following matters at the Annual Meeting:

•	The election of eight trustees from the nominees identified in Proposal 1 to the Board of Public Storage;

•	The ratification of the appointment of Ernst & Young LLP as Public Storage’s independent registered public accounting firm for the fiscal year ending December 31, 2013 as set forth in Proposal 2; and

•	An advisory vote to approve our executive compensation as set forth in Proposal 3.

These proposals are discussed in more detail in this proxy statement. We will also consider any other matters properly brought before the meeting or any adjournment or postponement of the meeting.

How does the Board of Trustees recommend that I vote?

The Board recommends that you vote:

•	“FOR” the election of the eight nominees for trustee named in Proposal 1;

•	“FOR” ratification of the appointment of Ernst & Young LLP as Public Storage’s independent registered public accounting firm for fiscal year 2013 as set forth in Proposal 2; and

•	“FOR” the advisory vote to approve executive compensation as set forth in Proposal 3.

How do I vote my shares at the Annual Meeting?

If you attend the annual meeting: Shares held in your name as the shareholder of record may be voted in person at the annual meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the annual meeting only if you obtain a legal proxy from the bank, broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

If you don’t attend the annual meeting: Whether you hold shares directly as the shareholder of record or through a bank, broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the annual meeting. You may vote your shares only in accordance with the instructions on your proxy card or voting instruction card, which will include one or more of the following three ways to vote shares:

•

By Internet – Shareholders who have received the Notice may submit proxies over the Internet by following the instructions on the notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•

By Telephone – If provided on your proxy card or voting instruction card and if you live in the United States or Canada, you may submit proxies by telephone by calling the telephone number indicated on the card and following the instructions. You will need to have the control number that appears on the card available when voting.

•

By Mail – Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed postage-prepaid envelope.

How do I vote any shares I hold as a participant in the Public Storage 401(k)/Profit Sharing Plan?

If you hold your shares as a participant in the PS 401(k)/Profit Sharing Plan, your proxy will serve as a voting instruction for the trustee of the plan with respect to the amount of common shares credited to your account as of the record date. If you provide voting instructions via your proxy card or voting instruction card with respect to your shares held in the plan, the trustee will vote those shares in the manner specified. The trustee will vote any shares for which it does not receive instructions in the same proportion as the shares for which voting instructions have been received, unless the trustee is required by law to exercise its discretion in voting such shares. To allow sufficient time for the trustee to vote your shares, the trustee must receive your voting instructions by 9:00 a.m., Central time, on May 7, 2013.

How will my proxy be voted?

If you grant a proxy and do not revoke it before the applicable voting deadline, the persons designated as proxies will vote the common shares represented thereby, if any, in the manner specified. If you grant a proxy but do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy/voting instruction card will be voted (1) “For” the election of the Board’s nominees for trustee, (2) “For” the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013, (3) “For” approval of our executive compensation and (4) in the discretion of the proxy holders on any other matter that may properly come before the meeting. The persons designated as proxies reserve full discretion to cast votes for other persons if any of the nominees for trustee become unavailable to serve and to cumulate votes selectively among the nominees as to which authority to vote has not been withheld.

Can I change my vote or revoke my proxy?

You may change your vote before the vote at the annual meeting in accordance with the following procedures. Any change to your voting instructions for the Public Storage 401(k)/Profit Sharing Plan must be provided by 9:00 a.m., Central time, on May 7, 2013. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) by providing a written notice of revocation to the Corporate Secretary at Public Storage, 701 Western Avenue, Glendale, CA 91201-2349, prior to your shares being voted, or by attending the annual meeting and voting in person.

Attendance at the meeting alone will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a bank, broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee by 9:00 p.m., Central time, on May 8, 2013, or, if you have obtained a legal proxy from your bank, broker, trustee or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Why have I received multiple notices about the Internet availability of the proxy materials or paper copies of the proxy materials?

You may receive more than one notice or more than one paper copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice or a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one notice or more than one proxy card. To ensure all your shares are voted, please follow the instructions provided in each notice, proxy card or voting instruction card that you receive.

How many shares must be present or represented to conduct business at the Annual Meeting?

A quorum is required to hold the meeting. The presence at the meeting in person or by proxy of the holders of a majority of the voting power represented by the outstanding common shares will constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted for purposes of whether a quorum exists.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If the shareholders present or represented by proxy at the meeting constitute holders of less than a majority of the shares entitled to vote, our meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

What is the voting requirement to approve each of the proposals?

Election of Trustees: To be elected, trustees must receive a majority of the votes cast so that the number of shares voted “for” a trustee nominee is greater than 50% of the votes cast with respect to the election of such trustee. Common shares not voted (whether by abstention or otherwise) will not affect the vote. If a nominee who is currently serving as a trustee is not re-elected, Maryland law provides that the trustee would continue to serve on the Board as a “holdover” trustee. Under our bylaws and Corporate Governance Guidelines, each trustee nominee who does not receive the required majority vote for election must submit a resignation that the Board may accept. Our Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation or take other action. The Board would act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the date that the election results were certified. If a trustee’s resignation is accepted by the Board, the Board may fill the resulting vacancy or decrease the size of the Board as provided in our bylaws.

Ratification of Independent Registered Public Accounting Firm: This proposal requires the affirmative vote of at least a majority of the votes cast at the meeting by the holders of our common shares. Any shares not voted (whether by abstention or otherwise) will not affect the vote.

Advisory vote to approve executive compensation: This proposal requires the affirmative vote of at least a majority of the votes cast at the meeting by the holders of our common shares. Any shares not voted (whether by abstention or otherwise) will not affect the vote. Although this proposal is not binding on the Public Storage Board of Trustees, the Board will consider the results of the shareholder vote.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine,” except for the proposal to ratify the appointment of Ernst & Young LLP as Public Storage’s independent registered public accounting firm for the fiscal year ending December 31, 2013. Broker non-votes will not be voted for any matter and will not affect the outcome of any matter being voted on at the meeting, assuming a quorum is present.

Is cumulative voting permitted for the election of trustees?

With respect to the election of trustees, each holder of common shares on the record date is entitled to cast as many votes as there are trustees to be elected multiplied by the number of shares registered in the holder’s name on the record date. A shareholder must, however, have given the required advance notice of an intent to cumulate votes in accordance with our bylaws. With respect to all other matters, shareholders can cast one vote for each common share registered in their name on March 11, 2013, the record date of the annual meeting.

Who will bear the costs of soliciting votes for the Annual Meeting?

Public Storage will pay the cost of soliciting proxies. In addition to solicitation by mail, certain trustees, officers and regular employees of the company and its affiliates may solicit the return of proxies by telephone, personal interview or otherwise. We may also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation materials to such beneficial owners. Alliance Advisors LLC may be retained as our proxy distribution agent, for which they would receive an estimated fee of $1,000 together with normal and customary expenses.

What happens if additional matters are presented at the Annual Meeting?

Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Ronald L. Havner, Jr. and Steven M. Glick, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for trustee, the persons named as proxy holders will vote any shares represented by your proxy for such other candidate or candidates as may be nominated by the Board.

Who will serve as Inspector of Elections at the Annual Meeting?

The inspector of elections will be a representative from Computershare Trust Company, N.A.

How can I contact Public Storage’s Transfer Agent?

Please contact Public Storage’s transfer agent, at the phone number or address listed below, with questions concerning share certificates, dividend checks, transfer of ownership or other matters pertaining to your share account: Computershare Trust Company, N.A., Att: Shareholder Services, 250 Royall Street, Canton, Massachusetts 02021 (telephone: 781- 575-3120).

PROPOSAL 1 -

ELECTION OF TRUSTEES

Nominees for Trustee

The Nominating/Corporate Governance Committee recommended and the Board of Trustees has nominated Ronald L. Havner, Jr., Tamara Hughes Gustavson, Uri P. Harkham, B. Wayne Hughes, Jr., Avedick B. Poladian, Gary E. Pruitt, Ronald P. Spogli and Daniel C. Staton for election as trustees on the Public Storage Board for the one-year term beginning with our 2013 Annual Meeting, or until their successors, if any, are elected or appointed. Each nominee is presently a trustee of Public Storage and was previously elected by shareholders. We believe that each nominee for election as a trustee will be able to serve if elected.

Your Board of Trustees recommends that you vote “FOR” the election to the Board of Trustees of each nominee named above.

Trustee Qualifications and Biographical Information

Our Board of Trustees consists of 8 trustees, 5 of whom are independent. Our trustees have qualifications, skills and experience relevant to our business. Each trustee has experience, mainly at senior executive levels, in other organizations and a majority of the trustees hold or have held directorships at other U.S. public companies. In these positions, our trustees, four of whom, in addition to our CEO, have served as chief executive officers, have demonstrated leadership, intellectual and analytical skills and gained deep experience in management and corporate governance. The names of our trustees and their ages, positions, biographies and qualifications for election as of March 11, 2013 are set forth below.

Ronald L. Havner, Jr., age 55, is Chairman of the Board, President and Chief Executive Officer. He was elected Vice Chairman and Chief Executive Officer in 2002 and was elected Chairman of the Board in August 2011. He joined Public Storage in 1986.

Mr. Havner has been Chairman of the Board of Public Storage’s affiliate, PS Business Parks, Inc. (“PSB”), since March 1998 and is a director of Business Machine Security, Inc. He is also a member of the Board of Governors and the Executive Committee of the National Association of Real Estate Investment Trusts, Inc. (NAREIT), serving as First Vice Chair, and is also a member of the NYU REIT Center Board of Advisors.

Within the last five years, Mr. Havner served on the board of Union BanCal Corporation and its subsidiary, Union Bank of California, and General Finance Corporation.

Mr. Havner’s qualifications for the Public Storage Board include his extensive leadership experience and company and industry knowledge. As the only Board member who is also a member of the Public Storage management team, Mr. Havner provides management’s perspective in Board discussions about the operations and strategic direction of the company.

Tamara Hughes Gustavson, age 51, joined the Public Storage Board in November 2008. She was previously employed by Public Storage from 1983 to 2003, serving most recently as Vice President, Administration. During the past five years, Ms. Gustavson has been engaged in charitable and community activities, and her business experience has included supervising her personal financial and business investments.

Ms. Gustavson also serves on the Board of Directors of the USC-CHLA Institute for Pediatric Clinical Research. She is the daughter of B. Wayne Hughes, former Chairman of the Board, and sister of B. Wayne Hughes, Jr., also a Trustee.

Ms. Hughes Gustavson is our largest single shareholder and a member of the Hughes family that collectively owns approximately 15.8% of the company’s outstanding common shares. Her qualifications for election to the Public Storage Board include her previous managerial experience at Public Storage, as well as her ongoing investment and charitable board experience.

Uri P. Harkham, age 64, a member of the Compensation Committee, became a member of the Board of Public Storage in March 1993. Since 1978, Mr. Harkham has been the Chief Executive Officer of Harkham Family Enterprises, a real estate firm specializing in buying and rebuilding retail and mixed use real estate throughout Southern California.

Until his retirement in 2011, Mr. Harkham was also President and Chief Executive Officer of Harkham Industries, which specialized in the design, manufacture and marketing of women’s clothing under its four labels, Harkham, Hype, Jonathan Martin and Johnny Martin, since its organization in 1974.

Mr. Harkham’s qualifications for election to the Public Storage Board include his extensive real estate experience and experience with consumer businesses. He also brings to the Board his leadership experience as the Chief Executive Officer of Harkham Industries and Harkham Family Enterprises, as well as his knowledge of international business operations.

B. Wayne Hughes, Jr., age 53, became a member of the Board of Public Storage in January 1998. He was employed by Public Storage from 1983 to 2002, serving as Vice President—Acquisitions of Public Storage from 1992 to 2002. Mr. Hughes, Jr. is the founder and an officer of American Commercial Equities, LLC and its affiliates, companies engaged in the acquisition and operation of commercial properties in California. He is the son of B. Wayne Hughes, former Chairman of the Board, and the brother of Tamara Hughes Gustavson, also a Trustee. The Hughes family together owns approximately 15.8% of the outstanding common shares of Public Storage.

Mr. Hughes, Jr.’s qualifications for election to the Public Storage Board include his extensive experience in the real estate industry, including previous management experience at Public Storage. He continues to play an active role in family real estate investment activities and brings that expertise to Board discussions.

Avedick B. Poladian, age 61, Chairman of the Nominating/Corporate Governance Committee and a member of the Audit Committee, became a member of the Board of Public Storage in February 2010. Since 2007, Mr. Poladian has been Executive Vice President and Chief Operating Officer for Lowe Enterprises, Inc., a diversified national real estate company he joined in 2003 that is active in commercial, residential and hospitality property investment, management and development.

Mr. Poladian was with Arthur Andersen from 1974 to 2002 and is a certified public accountant (inactive). He is also a director and member of the Audit Committee of Occidental Petroleum Corporation and Western Asset Funds (Western Asset Income Fund, Western Asset Premier Bond Fund and Western Asset Funds, Inc.) and was

a director of California Pizza Kitchen from 2004 to 2008. He is also a director of the YMCA of Metropolitan Los Angeles and a former Trustee of Loyola Marymount University.

Mr. Poladian’s qualifications for election to the Public Storage Board include his executive, operational and financial experience at Lowe Enterprises, his extensive knowledge of the real estate industry and previous accounting experience at Arthur Andersen. He also has experience as a director of other public companies.

Gary E. Pruitt, age 63, is the Lead Independent Trustee of the Board, Chairman of the Audit Committee and a member of the Nominating/Corporate Governance Committee. He became a member of the Board of Public Storage in August 2006 in connection with the merger of Shurgard Storage Centers, Inc. with Public Storage. Mr. Pruitt was previously a director of Shurgard until the company was acquired by Public Storage.

Mr. Pruitt retired as the Chairman of Univar N.V., a chemical distribution company based in Bellevue, Washington, with distribution centers in the United States, Canada and Europe, on November 30, 2010. Mr. Pruitt joined Univar in 1978 and was appointed Chairman and Chief Executive Officer in 2002. Mr. Pruitt retired as CEO of Univar in October 2009. Mr. Pruitt is also a member of the Board of Directors of Public Storage’s affiliate, PSB, and Itron, Inc. and Esterline Technologies Corp.

Mr. Pruitt’s qualifications for election to the Public Storage Board include his leadership and financial experience as chairman and chief executive officer at Univar, as well as his experience on other boards, including his former service on the board of Shurgard Storage Centers, Inc., a self-storage real estate investment trust.

Ronald P. Spogli, age 64, a member of the Compensation Committee and the Nominating/Corporate Governance Committee, became a member of the Board of Public Storage in February 2010. Mr. Spogli co-founded Freeman Spogli & Co., a private investment firm, in 1983. He rejoined Freeman Spogli & Co. in June 2009 after having served as the United States Ambassador to the Italian Republic and the Republic of San Marino from August 2005 until February 2009.

Mr. Spogli is also a trustee of Stanford University and of the J. Paul Getty Trust and a member of the Investment Committee of the California Institute of Technology, a director of Grandpoint Capital Inc., a bank holding company, and Chairman of the Advisory Board of Innogest, a venture capital fund based in Turin, Italy.

Mr. Spogli’s qualifications for election to the Public Storage Board include his broad-ranging board and executive responsibilities for a variety of companies engaged in consumer businesses in which the firm of Freeman Spogli & Co. has investments. In addition, Mr. Spogli’s experience in government and international relations provides helpful insight in the European countries where Public Storage has investments.

Daniel C. Staton, age 59, Chairman of the Compensation Committee and a member of the Audit Committee, became a member of the Board of Public Storage in March 1999. He is Chairman of Staton Capital, an investment and venture capital company, and the Chairman and Co-Chief Executive Officer of FriendFinder Networks Inc., a print and electronic media company, since November 2004.

Mr. Staton is also Chairman of Armour Residential REIT, Inc. (NYSE Amex: ARR) since November 2009. He was elected Chairman of Javelin Mortgage Investments, Inc. (NYSE: JMI) in October 2012.

Mr. Staton’s qualifications for election to the Public Storage Board include his extensive real estate industry experience. He also brings his leadership, operational and financial experience as Co-Chief Executive Officer of FriendFinder Networks and as Chairman of Armour Residential REIT to the Public Storage Board.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Framework

Our Board has adopted the Public Storage Corporate Governance Guidelines and Trustee Code of Ethics (Corporate Governance Guidelines), which, together with our charter, bylaws and the charters of our standing committees of the Board, are the framework for our corporate governance. These documents outline the general practices of the Board with respect to Board structure, function and conduct, and Board and committee organization. The Corporate Governance Guidelines are reviewed at least annually by the Nominating/Corporate Governance Committee which makes recommendations for any changes to the Board.

We have also adopted Business Conduct Standards applicable to our officers and employees and a Code of Ethics for our senior financial officers, which has additional requirements. The Corporate Governance Guidelines, the Business Conduct Standards, the Code of Ethics for senior financial officers and the Board committee charters may be found on the Public Storage website at www.publicstorage.com/Corporateinformation/CorpGovernance.aspx. Any shareholder may request a copy by writing to the Corporate Secretary, Public Storage, 701 Western Avenue, Glendale, California 91201-2349. Any amendments or waivers to the code of ethics for trustees or executive officers will be disclosed on our website or other appropriate means in accordance with applicable SEC and NYSE requirements.

Board Leadership

Our Board recognizes that one of its key responsibilities is to determine the optimal leadership structure to provide effective oversight of management. As a result, the Board does not have a policy as to whether the roles of chairman and chief executive officer should be combined or separated. Rather, the Board believes that Public Storage shareholders are best served by the Board having flexibility to consider the relevant facts and circumstances when the chairman is elected so that the Board leadership structure best reflects the needs of the company at that time.

In August 2011, the Board elected Ronald L. Havner, Jr. as Chairman of the Board following the resignation of B. Wayne Hughes as Chairman. The Board considered the decision as to whether to combine the roles of chairman and chief executive officer in the context of our company’s governance structure and based its decision to combine the roles in large part on the experience and qualifications of Mr. Havner. The Board also considered that the advantages of separating the roles of Chairman and CEO could be met in significant part by the appointment of a “Lead Independent Trustee” for the Board.

To preserve these advantages, in 2011 the Board established the position of Lead Independent Trustee to provide for an independent leadership role on the Board when the role of Chairman and Chief Executive Officer are combined. The role of the Lead Independent Trustee is described in our Corporate Governance Guidelines. Among other things, the Lead Independent Trustee presides at all executive sessions of the non-management trustees and the independent trustees.

Gary E. Pruitt is serving as the Lead Independent Trustee for a three-year term, expiring in November 2014.

Board Responsibilities and Oversight of Risk Management

The Board is responsible for overseeing our company-wide approach to major risks and our policies for assessing and managing these risks. In connection with its oversight function, the Board regularly receives presentations from management on areas of risk facing our business. The Board and management actively engage in discussions about these potential and perceived risks to the business.

In addition, the Board is assisted in its oversight responsibilities by the standing Board committees, which have assigned areas of oversight responsibility for various matters as described in the Committee charters and as provided in the rules of the NYSE. The Audit Committee assists the Board’s oversight of the integrity of our financial statements and risks and exposures related to financial matters, tax, accounting, disclosure and internal controls over financial reporting. The Audit Committee is also responsible for considering the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee also considers our policies with respect to risk assessment and risk management. The Compensation Committee oversees the compensation of our chief executive officer and other executive officers and evaluates the appropriate compensation incentives to motivate senior management to grow long-term shareholder returns without undue risk taking. The Nominating/Corporate Governance Committee focuses on risks associated with trustee and management succession planning, corporate governance and overall Board effectiveness.

The Board committees also hear reports from the members of management, which help each committee to understand and discuss risk identification and risk management. The chairman of each of the Board’s standing committees reports on the discussion to the full Board at the next Board meeting. All trustees have access to members of management in the event a trustee wishes to follow up on items discussed outside the Board meeting.

Oversight of Compensation Risks. With respect to consideration of risks related to compensation, the Compensation Committee annually considers a report from management concerning its review of potential risks related to compensation policies and practices applicable to all employees. Most recently, in February 2013, the Committee considered management’s annual report and also considered and discussed with management, management’s conclusion that the company’s compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

In connection with preparing the report for the Compensation Committee’s consideration, members of our senior management team, including our chief executive officer and senior vice president for human resources, reviewed the target metrics for all our employee incentive compensation plans. At the completion of the review, management and the Committee concluded that the incentive compensation plans did not create undue risks for the company based on factors, including the following:

•

Financial targets for bonuses typically involve several different metrics, which discourages employees from focusing on a particular financial metric to the detriment of others or of the business as a whole.

•	The Board and management do not establish any earnings targets for cash bonus awards, and management does not give earnings guidance to analysts.

•	All of our equity awards to employees vest over an extended period of time, typically three to five years for stock options and three to eight years for restricted share unit awards.

•	Property acquisitions and developments above certain authorized levels are approved by the Board after discussion with management.

•

Final approval of incentive compensation for all employees other than executive officers is made by our chief executive officer and our senior vice president for human resources. There is a comprehensive understanding of the inter-relationship of all incentive programs. The reviewing senior executives have the discretion to reduce recommended awards for any reason, including if they determine the performance was not in the company’s long-term interests.

As a result, we believe there is little motivation or opportunity for employees to take undue risks to earn an incentive compensation award. Our review concluded that employees who are eligible for incentive compensation are properly incentivized to achieve long-term company goals without creating undue risks for the company.

Board Meetings and Attendance

The Board meets at regularly scheduled intervals and may hold additional special meetings as necessary or desirable in furtherance of its oversight responsibilities. The non-management trustees generally meet in executive session without the presence of management following each regularly scheduled board meeting, with at least one meeting of only independent trustees held annually. The sessions are designed to encourage open Board discussion of any matter of interest without the chief executive officer or any other members of management present. During 2012, the Board of Trustees held five meetings and the Board committees held 11 meetings.

Each trustee attended at least 75% of the Board meetings held or, if a member of a committee of the Board, 75% of the meetings held by both the Board and all committees of the Board on which the trustee served. Although the company has no formal policy on trustee attendance at the annual meeting of shareholders, trustees are encouraged to attend the annual meeting of shareholders. Seven trustees attended the 2012 annual meeting of shareholders.

Board Orientation and Education

Each new trustee participates in an orientation program and receives material and briefings concerning our business, industry, management and corporate governance policies and practices. Continuing education is provided for all trustees through board materials and presentations, discussions with management and the opportunity to attend external board education programs. In addition, the company provides membership in the National Association of Corporate Directors to all Board members.

Board Retirement Policy and Founder and Chairman Emeritus

The Board’s Corporate Governance Guidelines provide that no person will be nominated by the Board for election as a trustee if he or she would attain the age of 70 during such term. Mr. B. Wayne Hughes, the company’s founder, serves as Founder and Chairman Emeritus, which enables the Board to continue to avail itself of the wisdom, judgment and experience of the company’s co-founder and former chairman and chief executive officer. Mr. Hughes is entitled to attend Board meetings and participate in discussion of matters that come before the Board, although he is not entitled to vote upon any such matters or otherwise have any duties or liabilities of a trustee under law. While Mr. Hughes does not receive compensation as a board member, he continues to provide services to the company and receive compensation pursuant to his 2004 post-retirement agreement with the company, which expires December 31, 2013.

Committees of the Board of Trustees

Our Board has three standing committees: the Audit Committee, the Nominating/Corporate Governance Committee and the Compensation Committee. In addition, the Board may appoint special committees to consider various matters that arise outside the ordinary course of business. Fees for members of the special committees are determined on the basis of the amount of additional responsibility special committee membership may entail.

Our three standing committees are described below, and the committee members and number of meetings held in 2012 are identified in the following table:

Trustee (1)	Audit Committee	Nominating/Corporate Governance Committee	Compensation Committee
Uri P. Harkham			X
Avedick B. Poladian	X	X (Chairman)
Gary E. Pruitt	X (Chairman)	X
Ronald P. Spogli		X	X
Daniel C. Staton	X		X (Chairman)
Number of meetings in 2012	4	4	3

Each of the standing committees operates pursuant to a written charter, which can be viewed at our website at www.publicstorage.com/Corporateinformation/CorpGovernance.aspx and will be provided in print to any shareholder who requests a copy by writing to the Corporate Secretary.

Audit Committee

The primary functions of the Audit Committee, as set forth in its charter, are to assist the Board in fulfilling its responsibilities for oversight of:

(1) the integrity of the company’s financial statements,

(2) compliance with legal and regulatory requirements,

(3) the qualifications, independence and performance of the independent registered public accounting firm and

(4) the scope and results of internal audits, the company’s internal controls over financial reporting and the performance of the company’s internal audit function.

Among other things, the Audit Committee appoints, evaluates and determines the compensation of the independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; approves all other services and fees performed by the independent registered public accounting firm; prepares the Audit Committee report for inclusion in the annual proxy statement; and annually reviews its charter and performance.

The Board of Trustees has determined that each member of the Audit Committee meets the financial literacy and independence standards of the NYSE rules. The Board has also determined that Gary E. Pruitt, the chairman of the Audit Committee, qualifies as an audit committee financial expert within the meaning of the rules of the SEC and the NYSE.

Audit Committee Report

The Audit Committee’s responsibilities include appointing the company’s independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm and assisting the Board in providing oversight to the company’s financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

In connection with its oversight responsibilities related to the company’s consolidated financial statements included in the company’s Annual Report on Form 10-K, the Audit Committee met with management and Ernst & Young LLP, the company’s independent registered public accounting firm, and reviewed and discussed with them the audited consolidated financial statements. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees, as modified or supplemented. The Audit Committee also discussed with the company’s independent registered public accounting firm the overall scope and plans for the annual audit, the results of their examinations, their evaluation of the company’s internal controls and the overall quality of the company’s financial reporting.

The company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable rules of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. In addition, the Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to the company and its affiliates is compatible with the firm’s independence.

The Audit Committee met with representatives of management, the internal auditors, legal counsel and the independent registered public accounting firm on a regular basis throughout the year to discuss the progress of management’s testing and evaluation of the company’s system of internal control over financial reporting in response to the applicable requirements of the Sarbanes-Oxley Act of 2002 and related SEC regulations. At the conclusion of this process, the Audit Committee received from management its assessment and report on the effectiveness of the company’s internal controls over financial reporting. In addition, the Audit Committee received from Ernst & Young LLP its attestation report on the company’s internal control over financial reporting. These assessments and reports are as of December 31, 2012. The Audit Committee reviewed and discussed the results of management’s assessment and Ernst & Young’s attestation.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees, and the Board has approved, that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission. The Audit Committee also approved the appointment of Ernst & Young LLP as the company’s independent registered public accountants for the fiscal year ending December 31, 2013 and recommended that the Board submit this appointment to the company’s shareholders for ratification at the 2013 Annual Meeting.

THE AUDIT COMMITTEE

Gary E. Pruitt (Chairman)

Avedick B. Poladian

Daniel C. Staton

Compensation Committee

The primary functions of the Compensation Committee, as set forth in its charter, are to:

(1) determine, either as a committee or together with other independent trustees, the compensation of the company’s chief executive officer,

(2) determine the compensation of other executive officers,

(3) administer the company’s stock option and incentive plans,

(4) review and discuss with management the Compensation Discussion and Analysis (CD&A) to be included in the proxy statement and to recommend to the Board inclusion of the CD&A in the company’s Form 10-K and proxy statement,

(5) provide a description of the processes and procedures for the consideration and determination of executive compensation for inclusion in the company’s annual proxy statement,

(6) produce the Compensation Committee Report for inclusion in the annual proxy statement,

(7) review with management its annual assessment of potential risks related to compensation policies and practices applicable to all employees,

(8) oversee the advisory shareholder votes on the company’s executive compensation programs and policies and the frequency of such votes and

(9) evaluate its performance annually.

The Compensation Committee also periodically reviews compensation of non-management trustees and makes recommendations to the full Board, who determines the amount of such compensation.

During 2012, the Compensation Committee made all compensation decisions for our executive officers, including the named executive officers set forth in the Summary Compensation Table below. Pursuant to its charter, the Committee has the authority to delegate any of its authority or responsibilities to individual members of the Committee or a subcommittee of the Committee. However, the Committee did not delegate any of its responsibilities during 2012. The Compensation Committee also has the authority to retain outside compensation consultants for advice and during 2012 retained compensation consultant, Frederic W. Cook & Co., Inc. (FWC), for assistance with respect to developing a new compensation plan for the company’s chief executive officer. The Compensation Committee also considers surveys of publicly available information for information about senior executive compensation at similar companies. For a discussion of the Committee’s use of survey information, as well as the role of Mr. Havner, our chief executive officer, in determining or recommending the amount of compensation paid to our named executive officers in 2012, see the CD&A below.

The Board of Trustees has determined that each member of the Compensation Committee is independent under the rules of the NYSE. In addition, each member of the Compensation Committee qualifies as a “non-employee” director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) and no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of Public Storage served on the Compensation Committee or Board of Trustees of any other entity which has an executive officer who also served on the Compensation Committee or Board of Trustees of Public Storage at any time during 2012.

Nominating/Corporate Governance Committee

The primary functions of the Nominating/Corporate Governance Committee, as set forth in its charter, are to:

(1) identify, evaluate and make recommendations to the Board for trustee nominees for each annual shareholder meeting or to fill any vacancy on the Board,

(2) develop and review and assess the adequacy of the Board’s Guidelines on Corporate Governance on an ongoing basis and recommend any changes to those guidelines to the Board and

(3) oversee the annual Board assessment of Board performance.

Other duties and responsibilities include periodically reviewing the structure, size, composition and operation of the Board and each Board committee, recommending assignments of trustees to Board committees, conducting a preliminary review of trustee independence, periodically evaluating trustee compensation and recommending any changes in trustee compensation to the Board, overseeing trustee orientation and annually evaluating its charter and performance.

The Board of Trustees has determined that each member of the Nominating/Corporate Governance Committee is independent under the rules of the NYSE.

Trustee Independence

The Board evaluates the independence of each trustee annually based on information supplied by trustees and the company, and on the recommendations of the Nominating/Corporate Governance Committee. In making its determinations, the Board also considers the standards for independence set forth in the requirements of the rules of the NYSE. A trustee qualifies as independent unless the Board determines that the trustee has a material relationship with Public Storage, based on all relevant facts and circumstances, subject to the provisions of the NYSE rules. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Based on its review in February 2013, the Nominating/Corporate Governance Committee recommended to the Board and the Board determined that (1) each member of the Board, other than Tamara Hughes Gustavson, B. Wayne Hughes, Jr. and Ronald L. Havner, Jr., and, as mentioned above, (2) each member of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee is independent pursuant to the rules of the NYSE and each member of the Audit and Compensation Committees meets the additional independence requirements of the rules of the NYSE.

Compensation of Trustees

General Compensation Arrangements. Compensation for non-management trustees who are not officers or employees of Public Storage or an affiliate (currently, all trustees other than Ronald L. Havner, Jr.) is set by the Board after consideration of the recommendations of the Nominating/Corporate Governance Committee. The Board has approved the mix of cash and equity compensation described below.

Retainers. Retainers are paid in cash quarterly and are pro-rated when a trustee joins the Board (or in the case of the Lead Independent Trustee, when an appointment is made) other than at the beginning of a calendar year. During 2012, non-management trustees were entitled to receive the following annual retainers for Board service:

Annual Retainer
Board member	$40,000
Lead Independent Trustee supplemental retainer	$20,000
Audit Committee chair’s supplemental retainer	$10,000
Other standing committee chairs’ supplemental retainer	$5,000
Committee member	$7,500

Equity Awards. Each new non-management trustee is, upon the date of his or her initial election by the Board or the shareholders to serve as a trustee, granted a non-qualified stock option to purchase 15,000 common shares, which vests in three equal annual installments based on continued service.

Annually, each trustee, other than Ronald L. Havner, Jr., receives a non-qualified stock option to acquire 5,000 common shares, which vests in three equal annual installments based on continued service. The annual grants are made immediately following the annual meeting of shareholders at the closing price for the company’s common shares on the NYSE on such date.

Consulting Arrangement. Pursuant to a consulting arrangement approved by the Compensation Committee and by the disinterested trustees in March 2004, B. Wayne Hughes, currently Founder and Chairman Emeritus and formerly Chairman of the Board and Chief Executive Officer, (1) agreed to be available for up to 50 partial days a year for consulting services, (2) receives compensation of $60,000 per year and the use of a company car and (3) is provided with the services of an executive assistant at the company’s headquarters. The consulting arrangement expires on December 31, 2013.

The following table presents the compensation provided by the company to our non-management trustees for the fiscal year ended December 31, 2012:

Trustee Compensation in Fiscal 2012

Name (a)	Fees Earned or Paid in Cash ($)	Option Awards ($) (c)(d)	All Other Compensation ($)	Total ($)
Tamara Hughes Gustavson	$40,000	$108,150	0	$148,150
Uri P. Harkham	$47,500	$108,150	0	$155,650
Ronald L. Havner, Jr. (a)	NA	NA	NA	NA
B. Wayne Hughes (b)	NA	NA	$206,689	$206,689
B. Wayne Hughes, Jr.	$40,000	$108,150	0	$148,150
Avedick B. Poladian (e)	$60,000	$108,150	$25,000	$193,150
Gary E. Pruitt (e)	$91,444	$108,150	$50,000	$249,594
Ronald P. Spogli (e)	$55,000	$108,150	$25,000	$188,150
Daniel C. Staton (e)	$60,000	$108,150	$25,000	$193,150

(a)	Ronald L. Havner, Jr., our Chairman, Chief Executive Officer and President, does not receive any compensation for his service as a trustee. Mr. Havner’s compensation as Chairman, Chief Executive Officer and President of Public Storage is described beginning on page 31.
(b)	Represents compensation paid to and other costs for B. Wayne Hughes, who retired from the Board at the 2012 Annual Meeting. B. Wayne Hughes received $60,000 as compensation for consulting services in 2012 pursuant to the consulting agreement with Public Storage described above. The company also provided Mr. Hughes, in 2012, with the services of an executive assistant at the company’s headquarters (at the cost of approximately $136,325) and the use of a company car for five months of the year.
(c)	Reflects the fair value of the grant on May 3, 2012 of a stock option to acquire 5,000 common shares. For a more detailed discussion of the assumptions used in the calculation of these amounts, refer to Note 10 to the company’s audited financial statements for the fiscal year ended December 31, 2012 included in the company’s Annual Report on Form 10-K.
(d)	As of December 31, 2012, each non-management trustee on such date had the following number of options outstanding: Tamara Hughes Gustavson: 35,000, of which 24,999 are fully vested and exercisable; Uri P. Harkham: 22,500, of which 12,499 are fully vested and exercisable; B. Wayne Hughes, Jr.: 32,500, of which 22,499 are fully vested and exercisable; Avedick B. Poladian: 30,000, of which 14,999 are fully vested and exercisable; Gary E. Pruitt: 58,120,of which 48,119 are fully vested and exercisable; Ronald P. Spogli: 30,000, of which 14,999 are fully vested and exercisable; and Daniel C. Staton: 29,167, of which 19,166 are fully vested and exercisable.
(e)	As a member of a Special Committee of the Board of Trustees formed in 2011 in connection with the Company’s purchase of all of the outstanding limited partnership units of certain limited partnerships, “All Other Compensation” includes compensation paid in 2013 related to service on this Committee from March 2011 through February 2013. Mr. Pruitt is Chairman of this Special Committee.

Consideration of Candidates for Trustee

Shareholder Recommendations. The policy of the Nominating/Corporate Governance Committee is to consider properly submitted shareholder recommendations of candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Trustees.” Under this policy, shareholder recommendations may only be submitted by shareholders who would be entitled to submit shareholder proposals under the SEC rules. In evaluating recommendations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under Trustee Qualifications. Any shareholder recommendations proposed for consideration by the Nominating/Corporate Governance Committee should include the candidate’s name and qualifications for Board membership, including the information required under Regulation 14A under the Exchange Act, and should be addressed to: Steven M. Glick, Corporate Secretary, Public Storage, 701 Western Avenue, Glendale, California 91201-2349.

Deadline to Propose or Nominate Individuals to Serve as Trustees. A shareholder may send a proposed trustee candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the Nominating/Corporate Governance Committee meeting prior to the annual meeting.

To nominate an individual for election at the 2014 annual shareholder meeting, the shareholder must give timely notice to the Corporate Secretary in accordance with Public Storage’s Bylaws, which, in general, require that the notice be received by the Corporate Secretary between the close of business on November 28, 2013 and the close of business on December 28, 2013, unless the date of the 2013 proxy statement is moved by more than 30 days before or after the anniversary of the date of this proxy statement, in which case the nomination must be received not earlier than the 120th day and not later than the 90th day prior to the mailing of the notice for such meeting or the tenth day following the date we announce publicly the date for our 2013 proxy statement.

Trustee Qualifications. The Nominating/Corporate Governance Committee of the Board is responsible under the company’s Corporate Governance Guidelines for reviewing with the Board the skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment includes trustees’ qualifications as independent, as well as consideration of skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision and experience, all in the context of an assessment of the perceived needs of the Board at that time. The Board has delegated to the Nominating/Corporate Governance Committee responsibility for recommending to the Board new trustees for election. Although the Nominating/Corporate Governance Committee does not have and does not believe there is a need for a formal policy concerning diversity, it seeks to ensure that a diversity of different experience and viewpoints are represented on the Board and is also guided by the principles set forth in the Committee’s charter.

There are no other policies or guidelines that limit the selection of trustee candidates by the Nominating/Corporate Governance Committee, and the Committee and the Board have and exercise broad discretion to select trustee candidates who will best serve the Board and Public Storage in the current and anticipated business environment.

Identifying and Evaluating Nominees for Trustees. The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for trustee. The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Corporate Governance Committee considers various potential candidates for trustee if it and the Board determine that vacancies should be filled.

Candidates may come to the attention of the Nominating/Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at meetings of the Nominating/Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating/Corporate Governance Committee considers properly submitted shareholder recommendations of candidates for the Board in the same manner as other candidates. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating/Corporate Governance Committee prior to the issuance of the proxy statement for the annual meeting. If any materials are provided by a shareholder in connection with the recommendation of a trustee candidate, such materials are forwarded to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Communications with the Board

The company provides a process by which shareholders and interested parties may communicate with the Board. Communications to the Board should be addressed to: Steven M. Glick, Corporate Secretary, Public Storage, 701Western Avenue, Glendale, California 91201-2349. Communications that are intended for a specified individual Board member or group of Board members should be addressed c/o Corporate Secretary at the above address and will be forwarded to the Board member(s).

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the dates indicated with respect to persons known to us to be the beneficial owners of more than 5% of the outstanding common shares:

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

	Common Shares Beneficially Owned
Name and Address	Number of Shares	Percent of Class
B. Wayne Hughes (1)	2,359,568	1.4%
B. Wayne Hughes, Jr. (1)	6,159,337	3.6%
Tamara Hughes Gustavson (1)	18,549,872	10.8%
B. Wayne Hughes, Jr. and Tamara Hughes Gustavson (1)	11,348	—

Total	27,080,125	15.8%

FMR LLC 82 Devonshire Street Boston, MA 02109 (2)	9,354,949	5.4%

Vanguard Specialized Funds – Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355 (3)	9,653,513	5.6%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022 (4)	11,227,858	6.5%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355 (5)	16,564,699	9.6%

(1)	This information is as of March 1, 2013. B. Wayne Hughes, B. Wayne Hughes, Jr. and Tamara Hughes Gustavson have filed a joint Schedule 13D, as amended most recently on December 16, 2009, to report their collective ownership of common shares and may constitute a “group” within the meaning of section 13(d) (3) of the Exchange Act, although each of these persons disclaims beneficial ownership of the shares owned by the others. The address for the Hughes family is 701 Western Avenue, Glendale, California 91201-2349. The number of shares owned also reflects transactions reported on Form 4s since the 13D amendment was filed.
(2)	This information is as of December 31, 2012 and is based on a schedule 13G filed on February 13, 2013 by FMR LLC to report that it (including affiliates) has sole voting power for 921,374 common shares and sole dispositive power for 9,354,949 common shares.
(3)	This information is as of December 31, 2012 and is based on a Schedule 13G filed on February 14, 2013 by Vanguard Specialized Funds to report that it has sole voting and dispositive power for 9,653,513 common shares. We understand that these shares are also included in the number of shares beneficially owned by The Vanguard Group, which files as an investment advisor.

(4)	This information is as of December 31, 2012 and is based on a Schedule 13G filed on February 5, 2013 by BlackRock, Inc. to report that it (including affiliates) has sole voting and dispositive power with respect to 11,227,858 common shares.
(5)	This information is as of December 31, 2012 and is based on a Schedule 13G filed on February 7, 2013 by The Vanguard Group to report that it (including affiliates) has sole voting power for 471,125 common shares and sole dispositive power for 16,167,980 common shares.

Security Ownership of Trustees and Management

The following table sets forth information as of March 11, 2013 concerning the beneficial ownership of common shares by each of our trustees, the chief executive officer, the chief financial officer and the other four most highly compensated persons who were executive officers of the company on December 31, 2012 and all trustees and executive officers as a group. Amounts reported include the number of shares subject to stock options and restricted share units (RSUs) that become exercisable or vest within 60 days of March 11, 2013.

SECURITY OWNERSHIP OF TRUSTEES AND MANAGEMENT

Name	Common Shares Beneficially Owned		Percent of Class (1)
Ronald L. Havner, Jr.	384,300	(1)(2)(3)	.2%
Tamara Hughes Gustavson	18,579,871	(1)(2)(4)	10.8%
Uri P. Harkham	59,456	(1)(2)	*
B. Wayne Hughes, Jr.	6,186,836	(1)(2)(5)	3.6%
Avedick B. Poladian	24,999	(1)(2)	*
Gary E. Pruitt	54,469	(1)(2)	*
Ronald P. Spogli	24,999	(1)(2)	*
Daniel C. Staton	47,749	(1)(2)	*
John Reyes	592,425	(1)(2)	.3%
David F. Doll	248,277	(1)(2)	.1%
Steven M. Glick	18,215	(1)(2)	*
Candace N. Krol	68,268	(1)(2)	*
Shawn L. Weidmann	20,395	(1)(2)	*
All trustees and executive officers as a group	26,310,259	(1)(2)(3)(4)(5)(6)	15.3%
(13 persons)
* Less than .1%
(1)	Represents common shares beneficially owned as of March 11, 2013. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares. Includes shares credited to the accounts of the executive officers of Public Storage that are held in the Public Storage 401(k)/Profit Sharing Plan.
(2)	Includes RSUs which vest, and options to purchase common shares exercisable, within 60 days of March 11, 2013 as follows: RSUs— D. Doll, 1,375; C. Krol, 938; J. Reyes, 1,250; stock options—R. Havner, 349,000 shares; T. Gustavson, 29,999 shares; U. Harkham, 17,499 shares; B. Hughes, Jr., 27,499 shares; A. Poladian, 24,999 shares; G. Pruitt, 53,119 shares; R. Spogli, 24,999 shares; D. Staton, 24,166 shares; D. Doll, 235,000 shares; S. Glick, 15,000 shares; C. Krol, 54,282 shares; J. Reyes, 485,000 shares; S. Weidmann, 20,000 shares.

(3)	Common shares include 300 common shares held of record or beneficially by Mr. Havner’s son as to which Mr. Havner disclaims beneficial ownership. Mr. Havner’s holdings, other than common shares in 401(k) accounts or IRAs, are held in a margin brokerage account.
(4)	Common shares include 1,787,080 common shares held of record or beneficially by Ms. Gustavson’s spouse and 5,500 shares held by Ms. Gustavson and her spouse. Includes 11,348 common shares held jointly by Ms. Gustavson and Mr. Hughes, Jr. as to which they share investment power. Common shares also include 6 million shares pledged to an institutional lender.
(5)	Common shares include 118,475 common shares held of record or beneficially by Mr. Hughes, Jr.’s spouse or their children as to which she has investment power, 8,005 shares held jointly by Mr. Hughes, Jr. and his spouse as to which they share investment power and excludes 11,348 common shares held jointly by Mr. Hughes, Jr. and Ms. Hughes Gustavson as to which they share investment power. Also includes 1.2 million common shares held by B. Wayne Hughes, Jr. that have been pledged to an institutional lender as security and 1 million common shares pledged to secure an intra-family loan.
(6)	Includes shares held of record or beneficially by members of the immediate family of executive officers of the company and shares represented by units that credited to the accounts of the executive officers of Public Storage that are held in the Public Storage 401(k)/Profit Sharing Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our trustees and executive officers, and persons who own more than 10% of any registered class of our equity securities, to file with the SEC initial reports of beneficial ownership of Public Storage’s equity securities on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5. The due dates of the reports are established by statute and the rules of the SEC, and persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, we typically assist and file these reports on behalf of our executive officers and trustees.

Based solely on a review of the reports we filed on behalf of our trustees and named executive officers and written representations from these individuals that no other reports were required, we believe that during 2012, all of our trustees and named executive officers filed all required reports on a timely basis under Section 16(a), except that Ms. Gustavson inadvertently filed a Form 4 late to report a charitable gift of 1,900 common shares and Mr. Hughes inadvertently filed a Form 4 late to report four charitable gifts totaling 2,000 common shares which occurred in three different years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Approval Policies and Procedures

With respect to transactions involving our trustees, the Trustee Code of Ethics portion of our Corporate Governance Guidelines provides for review by the Board of related party transactions that might present a possible conflict of interest. The Nominating/Corporate Governance Committee of the Board reviews related party transactions involving Board members pursuant to the Trustees’ Code of Ethics. Before undertaking a related party transaction, trustees are requested to submit information to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee considers the matters submitted to it and makes a recommendation to the Board with respect to any action to be taken. The trustee with an actual, potential or apparent conflict of interest does not participate in the decision-making process related to the transaction.

Our executive officers who are not also trustees are subject to our company-wide Business Conduct Standards (BCS). Under the BCS, executive officers are required to discuss and seek pre-approval of the chief executive officer of any potential conflicts of interest, which includes, among other interests, financial relationships or associations where an executive’s personal interest may conflict with ours. In reviewing a conflict of interest, the chief executive officer may consult with the chief legal officer. In addition, the Audit Committee reviews on an ongoing basis related party transactions involving our executive officers and trustees and our affiliate, PS Business Parks, that may require Board pre-approval under applicable law or may be required to be disclosed in our financial statements.

Relationships and Transactions with the Hughes Family

B. Wayne Hughes, former Chairman of the Board, and his family (the “Hughes Family”) have ownership interests in, and operate, approximately 53 self-storage facilities in Canada under the name “Public Storage” (“PS Canada”) pursuant to a non-exclusive, royalty-free trademark license trademark agreement with Public Storage. We currently do not own any interests in these facilities nor do we own any facilities in Canada. The Hughes Family owns approximately 15.8% of our common shares outstanding at March 11, 2013. We have a right of first refusal to acquire the stock or assets of the corporation that manages the 53 self-storage facilities in Canada, if the Hughes Family or the corporation agrees to sell them. However, we have no interest in the operations of this corporation, we have no right to acquire this stock or assets unless the Hughes Family decides to sell and we receive no benefit from the profits and increases in value of the Canadian self-storage facilities.

Public Storage reinsures risks relating to loss of goods stored by tenants in the self-storage facilities in Canada. During 2012, we received approximately $0.6 million in reinsurance premiums attributable to the Canadian facilities. Since our right to provide tenant reinsurance to the Canadian facilities may be qualified, there is no assurance that these premiums will continue.

PS Canada holds approximately a 2.2% interest in Stor-RE, a consolidated entity that provides liability and casualty insurance for PS Canada, the company and certain affiliates of the company for occurrences prior to April 1, 2004.

The Hughes Family also owns shares of common stock in PSB.

Management Agreement with PSB

PSB manages certain of the commercial facilities that we own pursuant to management agreements for a management fee equal to 5% of revenues. Public Storage paid a total of $0.7 million in management fees with respect to PSB’s property management services in 2012. At December 31, 2012, we had recorded amounts owed to PSB of $0.2 million for management fees and certain other operating expenses related to the managed facilities, paid by PSB on our behalf. These amounts are the result of a time lag between PSB’s paying such expenditures and being reimbursed by us.

PSB owns certain commercial facilities that include self-storage space. We are managing this self-storage space for PSB for a management fee equal to 6% of revenues generated by the self-storage space. We recorded management fees with respect to these facilities of approximately $0.1 million for the year ended December 31, 2012.

Cost Sharing Arrangements with PSB

Pursuant to a cost-sharing and administrative services agreement, PSB reimburses Public Storage for certain administrative services. PSB’s share of these costs totaled approximately $0.4 million for the year ended December 31, 2012.

Stor-Re and third party insurance carriers have provided Public Storage, PS Canada, PSB and other affiliates of Public Storage with liability and casualty insurance coverage until March 31, 2004. PS Canada has a 2.2% interest and PSB has a 4.0% interest in Stor-Re. PS Canada and PSB obtained their own liability and casualty insurance covering occurrences after April 1, 2004. For occurrences before April 1, 2004, Stor-Re continues to provide liability and casualty insurance coverage consistent with the relevant agreements.

Board Members

Ronald L. Havner, Jr., Chairman, Chief Executive Officer and President of Public Storage, is also Chairman of the Board of PSB. Gary E. Pruitt, a trustee of Public Storage, is a member of the Board of Directors of PSB.

PROPOSAL 2 -

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Trustees has appointed Ernst & Young LLP as the independent registered public accounting firm for Public Storage for the fiscal year ending December 31, 2013. The Audit Committee also recommended that the Board submit the appointment of Ernst & Young LLP to the company’s shareholders for ratification.

Although we are not required to seek shareholder ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm, Public Storage is asking its shareholders to do so because it believes that shareholder ratification of the appointment is a matter of good corporate practice. Ratification of the appointment of Ernst & Young LLP requires approval by a majority of the votes cast at the meeting. For these purposes, an abstention or broker non-vote will not be treated as a vote cast. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP as the independent registered public accounting firm for Public Storage, but may determine to do so. Even if the appointment of Ernst & Young LLP is ratified by the shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of Public Storage and its shareholders.

Representatives of Ernst & Young LLP, the independent registered public accounting firm for Public Storage since its organization in 1980, will be in attendance at the 2013 Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so and to respond to any appropriate shareholder inquiries.

Fees Billed to the Company by Ernst & Young LLP for 2012 and 2011

The following table shows the fees billed or expected to be billed to Public Storage by Ernst & Young LLP for audit and other services provided for fiscal 2012 and 2011:

	2012	2011
Audit Fees (a)	$916,000	$844,000
Audit-Related Fees (b)	$39,000	$36,000
Tax Fees (c)	$682,000	$537,000
All Other Fees (d)	$—	$2,000

Total (e)	$1,637,000	$1,419,000

(a)	Audit fees represent fees for professional services provided in connection with the audits of Public Storage’s annual financial statements and internal control over financial reporting, review of the quarterly financial statements included in Public Storage’s quarterly reports on Form 10-Q and services in connection with the company’s registration statements and securities offerings.
(b)	Audit-related fees represent professional services for auditing the Public Storage 401(k)/Profit Sharing Plan financial statements.
(c)	During 2012 and 2011, tax fees included $208,000 and $269,000, respectively, for preparation of federal and state income tax returns for Public Storage and its consolidated entities and $474,000 and $268,000, respectively, for various tax consulting matters.
(d)	All other fees represent subscription fees for an online accounting research database.
(e)	The Audit Committee approves, in advance of their performance, all audit services and non-audit services (including tax services) to be provided to the company by its independent registered public accountants.

Your Board of Trustees recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

PROPOSAL 3 -

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are again providing shareholders an advisory vote on the compensation of our named executive officers also known as a “say-on-pay” proposal. The Board has determined to hold these votes annually. The advisory vote is a non-binding vote on the compensation of our named executive officers as described in this proxy statement in the Compensation, Discussion and Analysis section, the tabular disclosure regarding such compensation and the company’s accompanying narrative disclosure.

At our 2012 Annual Meeting, more than 99% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. Our Compensation Committee considered the results of this vote and believes it affirms shareholder support of the company’s compensation of its executive officers.

The company’s goal for its executive compensation programs is to hire, retain and motivate senior management to create long-term value for shareholders. We believe that our compensation programs have historically been conservative and tied to achieving long-term growth for our shareholders and reflect the Compensation Committee’s view that a substantial portion of executive compensation should be incentive compensation that is paid solely upon the achievement of performance goals designed to drive company growth.

Annual incentive bonus payments were tied to achieving at least 3% increases in year-over-year U.S. same store revenues, funds from operations (FFO) and funds available for distribution (FAD). The Compensation Committee selected these metrics as key drivers of company growth in February 2012. Similarly, the Committee set the target for awards of RSUs at the achievement of at least 3.5% growth in U.S. same store revenues.

As discussed in the Compensation Discussion and Analysis section beginning on page 22 of this proxy statement, management far exceeded the incentive targets for payment of cash bonuses and the award of RSUs. Compensation actions and considerations for 2012 included:

•

Management achieved a year-over-year increase of 4.9% for same store revenues, a 12.6% increase in FFO per share and a 13.7% increase in FAD per share and, as a result, cash bonuses were paid at levels ranging from 80% to 250% of targeted levels.

•

Management achieved 4.9% growth in same store revenues, which met the target to achieve a 150% award of RSUs. These RSUs vest in five equal annual installments beginning February 20, 2014, one year after the date the Compensation Committee confirmed that the performance criteria to achieve the awards had been met. These awards also help link executive compensation with long-term stock price performance.

•	No stock options were awarded to any executive officer, except for an award in February 2013 of a stock option to acquire 100,000 shares of common stock to each of Messrs. Havner and Reyes.

•	The company does not generally provide any perquisites, tax reimbursements or change-in-control benefits to named executive officers that are not available to other employees.

•	2012 base salaries for all executive officers were held at 2008 levels.

•	The company enjoys one of the lowest industry ratios of general and administrative expense, which includes our executive compensation expense, to total revenues.

We believe our compensation program for executive officers helped drive our strong performance in 2012 and that the company’s shareholders were well rewarded with an 11% total shareholder return during 2012. In addition, our total shareholder returns beat the NAREIT Equity Index and S&P 500 indices for the three-year, five-year, ten-year and 20-year periods ending December 31, 2012, averaging a 20% total annual return since 1992. Your Board believes management should be fairly compensated as well.

The Board therefore recommends that shareholders approve the compensation of the company’s named executive officers as disclosed pursuant to the SEC’s compensation rules, including the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables in this proxy statement.

The vote on our executive compensation programs is advisory and nonbinding on the company. However, the Compensation Committee, which is responsible for designing and administering the company’s executive compensation programs, values the opinions expressed by the company’s shareholders and will continue to consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

Your Board of Trustees recommends that you vote “FOR” Proposal No. 3.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (CD&A) describes our compensation for all of our executive officers, including the chief executive officer and chief financial officer. The CD&A explains the objectives of our executive compensation program, the elements of executive officer compensation and how they are determined and the 2012 compensation programs and compensation awarded to our executive officers.

Summary

The goal of our executive compensation program is to hire, retain and motivate our chief executive officer and his senior management team to create long-term shareholder value. To achieve this goal, the Compensation Committee ties a substantial portion of each executive officer’s compensation to the achievement of corporate performance goals that the Board believes increase total shareholder return over the long-term. These typically include achievement of targeted growth in the company’s same store revenues, FFO per common share and FAD per common share. The Compensation Committee selects these targets because of the importance management and investors place on growth in these metrics. The Compensation Committee may also set the achievement of significant acquisitions or significant transactions as a goal for incentive compensation.

None of the named executive officers has any type of employment agreement with the company that provides for future payments upon termination of employment with the company. In addition, the company has no long-term cash compensation program or supplemental retirement plan. The company does not provide tax reimbursements to the named executive officers, nor does it provide change in control benefits to its officers that are not available to employees generally.

For 2012, our performance goals were to achieve more than 3% annual growth in each of FFO, FAD and same store revenues. As described below, for 2012, senior management far exceeded these goals. As a result, the Compensation Committee approved cash bonuses and performance-based RSU awards that it believes appropriately rewarded senior management for their accomplishments. Total shareholder return for the year supported the Compensation Committee’s belief that FFO, FAD and same store revenues are the key drivers of total shareholder return. Total shareholder return for 2012 was 11%. The company, under the decade-long leadership of its chairman, chief executive officer and president, Mr. Havner, has continued to provide shareholders with exceptionally strong total returns.

Public Storage 2012 Performance Highlights

Despite continued challenging economic conditions during 2012, the company’s management team continued to drive long-term growth results. Public Storage’s total shareholder return for 2012 was 11%.

Other 2012 company performance highlights:

•	Year-over-year U.S. same store revenues grew by 4.9%.

•	FFO per share increased by 12.6%.

•	FAD per share grew by 13.7%.

•	Year-over-year occupancy growth was positive in each quarter of 2012.

•	We acquired 24 domestic properties adding 2.1 million net rentable square feet for approximately $225 million.

•

We issued approximately $1.71 billion in new preferred shares at lower dividend rates than the $1.98 billion in securities we redeemed during the year, lowering our average preferred share dividend rate by approximately 54 basis points to 5.99%.

2012 Senior Executive Compensation Highlights

The Compensation Committee’s incentive compensation programs for 2012 were designed to focus management on growing same store revenues, FFO and FAD. The Committee and the Board and management view these performance metrics as the key drivers of growth in our business. After discussing the appropriate incentives with the Board and considering the recommendations of Mr. Havner, in February 2012, the Compensation Committee met and agreed that the threshold for payment of any senior executive officer bonuses would be the achievement of at least a 3% year-over-year increase in the company’s same store revenues, FFO per share and FAD per share. In early 2013, the Compensation Committee considered that senior management far exceeded these goals with increases in same store revenues of 4.9%, in FFO per common share of 12.6% and in FAD per common share of 13.7%.

•

In recognition of Mr. Havner’s success in achieving the corporate goals and driving shareholder value and total return during 2012, and in accordance with the terms of the new compensation program for Mr. Havner approved by the Compensation Committee in 2012, the Compensation Committee approved a cash bonus of $2,000,000, 37,500 RSUs and a stock option to acquire 100,000 shares of the company’s common stock.

•

Due to SEC reporting requirements, the 37,500 RSUs Mr. Havner received for 2012 performance are reported in the Summary Compensation Table together with the 50,000 RSUs he received in February 2012 as part of his compensation for 2011 services. As a result, the Compensation Committee believes the Summary Compensation Table overstates Mr. Havner’s total compensation for 2012.

•

The Compensation Committee also awarded, in February 2013, Mr. Reyes in recognition of his contributions to the company’s strong financial condition and results, a stock option to acquire 100,000 shares of the company’s common stock.

•

Bonuses for executive officers reporting to the chief executive officer were paid at between 80% and 250% of the target amount, based on the Compensation Committee’s consideration of the recommendations of the chief executive officer, which were based on his subjective evaluation of whether individual and business unit performance achieved his expectations.

•

The performance-based RSU awards were granted to eligible executive officers reporting to Mr. Havner as a result of the company’s achievement of performance that qualified for awards at 150% of the target award level, and vesting in five equal annual installments beginning one year from the date of the award.

•	All executive officer base salaries, including Mr. Havner’s, continued to be frozen at 2008 levels.

2012 Advisory Vote on Executive Compensation

We believe our executive compensation program is appropriately structured to achieve our objective of driving growth in long-term shareholder value. At our 2012 Annual Meeting, more than 99% of the votes cast by shareholders voted to approve our executive compensation practices as described in the proxy statement. The Compensation Committee considered the results of this vote and concluded that its pay for performance philosophy is supported by shareholders, and made no changes during 2012 to our executive compensation programs in response to the shareholder vote.

Compensation Surveys

Each component of compensation we pay to our named executive officers—salary, cash bonuses and equity compensation—is based generally on the Compensation Committee’s (and, for Mr. Havner, the independent trustees’, and for each named executive officer other than himself, Mr. Havner’s) subjective assessment of each individual’s role and responsibilities and consideration of market compensation rates. Consideration of market rates is an additional factor reviewed by the Compensation Committee in determining compensation levels; however, we do not “benchmark” or specifically target certain levels of compensation.

For our executive officers, historically, the Committee determined market compensation rates by reviewing public disclosures of compensation paid to senior executive officers by other companies (especially REITs) of comparable size and market capitalization. During 2012, the Compensation Committee reviewed information provided by FWC, a compensation consultant retained by the committee to provide information to assist with the Committee’s determination of a new compensation program for Mr. Havner following the expiration in 2011 of his previous program. The information provided included summaries of publicly available information concerning CEO and executive officer compensation. The Compensation Committee used this information in 2012 to assist with the new compensation program for Mr. Havner. FWC also provided information concerning director/trustee compensation at peer group companies.

The Compensation Committee followed the recommendations of FWC and approved a compensation peer group for purposes of determining Mr. Havner’s compensation comprised of the following eighteen REITS.

•	American Tower

•	Apartment Investment and Management

•	Avalon Bay

•	Boston Properties

•	Camden Property Trust

•	Digital Realty Trust

•	Duke Realty

•	Equity Residential

•	HCP
•	Health Care REIT

•	Host Hotels & Resorts

•	Kimco Realty

•	Liberty Property Trust

•	Macerich

•	Realty Income

•	Simon Property Group

•	SL Green Realty

•	Vornado Realty Trust

Determining Compensation for the Chief Executive Officer and the Other Named Executive Officers

In general, Mr. Havner attends all meetings of the Compensation Committee at which (1) compensation of the other named executive officers is discussed or (2) company-wide compensation matters, such as consideration of a new equity plan, are discussed. Mr. Havner does not vote on items before the Compensation Committee and was not present during the Committee’s discussion and determination of his compensation. The Compensation Committee and the Board solicit Mr. Havner’s view on the performance of the executive officers reporting to him, including each of the other named executive officers, and consider his recommendations with respect to the compensation paid to each. The Compensation Committee also considers input from Mr. Havner with respect to his compensation.

In general, the Compensation Committee sets the base salaries, bonus and equity compensation for the other named executive officers after consideration of the recommendations prepared by Mr. Havner with respect to the appropriate amounts to reward and incentivize each named executive officer. In addition, the Compensation Committee solicits the views of the Board, particularly with respect to the compensation of Mr. Havner.

Elements of Compensation

In general, our compensation program for executive officers consists of (1) payment of a base salary, (2) short-term incentive opportunities in the form of bonuses that are generally paid in cash, except for Mr. Havner, whose bonus under his new compensation plan is paid in cash and RSUs (the Compensation Committee has the discretion to pay other executive officer bonuses in stock or a combination of cash and stock), and (3) long-term incentive opportunities in the form of equity awards, which typically may include stock options and/or RSU awards, each of which generally vests upon continued service.

Our Compensation Committee made all final compensation decisions for the named executive officers for 2012. For more information on the Compensation Committee and its responsibilities, see “Corporate Governance and Board Matters—Compensation Committee” on page 12.

Base Salaries. Base salaries provide a base level of fixed monthly income for our named executive officers. We believe that providing a fixed level of guaranteed cash compensation is important to allow us to attract and retain executives. We establish base salaries at a level so that a significant portion of the total cash compensation such executives can earn is performance-based (through annual and special incentive compensation).

Base salaries are set based on factors, as applicable and as discussed below, that include whether levels are competitive with comparable REITs and/or competitive conditions in the local market, an individual’s performance and responsibilities and the business judgment of the members of the Compensation Committee.

The factors considered also include input from Board members with respect to Mr. Havner’s base salary, and the recommendations of Mr. Havner for the other named executive officers. In general, the Compensation Committee reviews base salaries annually for the named executive officers.

Consistent with its philosophy to weight executive officer compensation more heavily towards performance-based, at-risk compensation, the Compensation Committee did not increase base salaries for any executive officers during 2012 and has not increased base salaries for executive officers since 2008. Holding base compensation fixed primarily reflects the Committee’s view that a substantial portion of management compensation should be incentive compensation that is paid only if performance targets are met.

Bonuses. We historically have paid annual cash bonuses to reward our executive officers, including each of the named executive officers, for the achievement of financial and operational goals and individual performance objectives to enable Public Storage to meet long- and short-term goals. Mr. Havner receives a combination of cash and stock for his bonus.

The Compensation Committee selects key financial metrics based on their importance to our senior executive team and investors. The Compensation Committee typically sets a target and maximum for bonus payments for each individual executive officer to comply with Section 162(m) of the Code, as amended. If the performance targets are met, the Compensation Committee must approve a bonus award, but has the discretion to reduce the bonus below the maximum target bonus amount set for purposes of Section 162(m) of the Code. The actual bonus amounts are subject to the discretion of the Compensation Committee based on the collective business judgment of its members. The Compensation Committee has the discretion to award bonuses even if the performance targets are not met.

We also may reward the accomplishment of significant transactions with special bonuses that may be paid to designated executive officers upon successful completion of the transaction. These bonuses, like the amount of annual bonuses paid, are subject to the discretion of the Compensation Committee.

Consistent with its pay for performance philosophy, in early 2012, the Compensation Committee set the performance goals for payment of 2012 annual incentive compensation for the chief executive officer and his team as the achievement of at least a 3% year-over-year increase in each of 2012 same store revenues, FFO per common share and FAD per common share. For purposes of these targets, FFO is generally defined as net income before depreciation expense, gains and losses on real estate assets, foreign currency gains and losses, allocations of income to or from common shareholders as a result of redemptions, impairment charges on real estate assets, acquisition due diligence costs, changes in accounting estimates, gains and losses on early redemption of debt and our equity share of PSB’s lease termination fees received from tenants. FAD represents FFO adding back non-cash share-based compensation expense, less capital expenditures to maintain our facilities.

The Committee also agreed that the performance numbers would be adjusted for extraordinary items, primarily foreign exchange gains and losses and the application of EITF D-42 to the redemption of securities. The Compensation Committee did not assign any specific numerical targets or weights to the three performance goals other than achieving gains during 2012 of at least 3% year-over-year for each goal. The Compensation Committee considered that the goals might be challenging in view of continued economic uncertainty in the United States, but concluded that the goals were achievable.

The Compensation Committee also did not establish targets for the amount of increase required in any of the three performance metrics as a condition to earning a particular level of bonus. Target bonuses for 2012 performance were set at 100% of base salary, and maximum bonuses were set at ten times base salary to comply with Section 162(m) of the Internal Revenue Code, as amended. Upon achievement of the target in each of the three metrics, the Compensation Committee is required to approve a bonus award but has the discretion to reduce the amount paid below the maximum target amount set for purposes of 162(m) of the Internal Revenue Code.

In early 2013, the Compensation Committee reviewed the company’s financial results for 2012 and confirmed that management had achieved a year-over-year increase of 4.9% in same store revenues, a 12.6% increase in FFO per common share and a 13.7% increase in FAD per common share. These accomplishments exceeded the goal of 3% growth set in February 2012. Based on these achievements, the Compensation Committee awarded bonuses to all executive officers. Because these awards are based on pre-established performance goals, they are presented in the Summary Compensation Table on page 31 as Non-Equity Incentive Plan Compensation.

In determining the actual amount of Mr. Havner’s bonus, the Compensation Committee also considered Mr. Havner’s leadership in achieving these strong results. At the conclusion of its review and discussion, the Compensation Committee awarded Mr. Havner a cash bonus for 2012 annual performance of $2,000,000 together with an award of 37,500 RSUs, consistent with bonus targets and the compensation program approved by the Compensation Committee for Mr. Havner in 2012. The award was reduced from the maximum award approved in February 2012 for purposes of Section 162(m).

The Compensation Committee also considered the recommendations of Mr. Havner with respect to the appropriate bonuses to be paid to the other named executive officers for their accomplishments in exceeding the 2012 performance targets. In determining his recommendations, Mr. Havner compiled information as to each executive officer’s responsibilities and achievements, including the role of each named executive officer in accomplishing the corporate performance objectives set by the Compensation Committee for the previous year, as well as his subjective assessment of the individual performance of each named executive officer. Mr. Havner’s recommendations were above, at or below the target bonus amounts, depending on his assessment of each individual’s performance. Based on its review of the company’s performance against the previously established goals and after consideration of the information and recommendations provided by Mr. Havner, the Compensation Committee approved cash bonuses for 2012 performance, which were below the maximum for Section 162(m) purposes previously set by the Committee, to Mr. Reyes of $1,500,00 (250% of target), to Mr. Weidmann of $400,000 (80% of target), to Mr. Doll of $525,000 (150% of target), to Mr. Glick of $350,000 (100% of target) and to Ms. Krol of $275,000 (100% of target).

Equity-Based Compensation. The Compensation Committee believes that our executive officers should have an incentive to improve the company’s performance by having an ongoing stake in the success of our business. The Compensation Committee seeks to create this incentive by granting executive officers various forms of equity in Public Storage to link part of their compensation to increases in Public Storage’s share price and to provide an incentive to continue employment with Public Storage. Equity awards of stock options or RSUs are long-term incentives designed to reward long-term growth in the price of Public Storage common shares and shareholder value. We believe equity awards help retain and motivate executives because they vest over a period of time and thus the recipient may only realize the full potential value of the award to the extent he or she remains employed by Public Storage over that period.

Stock Options

Stock options have value solely to the extent that the price of our common shares is greater than the exercise price of the option at the time of exercise. Stock options are granted with an exercise price of not less than 100% of the fair market value of our common shares on the date of grant, so that the executive officer may not profit from the option unless the price of our common shares increases. Options also are designed to help us retain executive officers in that options vest over a multi-year period and achieve their maximum value only if the executive remains in the company’s employ for a period of years.

With respect to option awards to the named executive officers, the Compensation Committee determines award levels in its discretion, with input from other Board members with respect to stock option awards to Mr. Havner, the recommendations of Mr. Havner for awards to the other named executive officers, and consideration of an individual’s responsibilities and performance and equity awards at other companies, including REITs, of a comparable size and market capitalization.

As discussed below, as part of the new compensation package approved for our chief executive officer, Mr. Havner is entitled to receive an annual stock option award to acquire 100,000 shares. In February 2013, the Compensation Committee approved a stock option award to acquire 100,000 shares to Mr. Havner. The award vests in five equal installments beginning one year from the date of grant.

In February 2013, the Compensation Committee also approved a stock option award to acquire 100,000 shares to Mr. Reyes. The award vests in five equal installments beginning one year from the date of grant.

Restricted Share Units

RSUs increase in value as the value of our common shares increases, and vest over time provided that the executive officer remains employed at Public Storage. Accordingly, awards of RSUs serve the Committee’s objectives of retaining Public Storage executive officers and other employees and motivating them to advance the interests of Public Storage and its shareholders. They also may offer value during difficult market conditions because, unlike stock options, RSUs retain some value even when the market price of our common shares declines below the price on the date of grant. This may enhance their retention value at a time when we may most need executive talent. In recent years, the Compensation Committee has approved a program to provide awards of RSUs to senior executives (other than our chief executive officer) based on the achievement of targeted performance levels. For 2012, the RSU awards were based on achieving a targeted level of growth in year-over-year same store revenues. The potential award levels established early in 2012 ranged from 50% to 200% of a target level award based on the level of 2012 same store revenue growth achieved as follows:

2012 Same Store Revenue Growth	Grant Award Levels
5.0% and above	200% of Target Award
4.5% and below 5.0%	150% of Target Award
4.0% and below 4.5%	100% of Target Award
3.5% and below 4.0%	50% of Target Award
Below 3.5%	No Award

The Compensation Committee also determined that any RSUs awarded under the program would vest in three equal annual installments (subsequently changed by the Committee to five equal annual installments) beginning one year from the date of the award and vesting would be subject to continued employment. The awards were to be issued following the achievement of at least the minimum performance goal.

Actual 2012 same store revenue growth was 4.9%. As a result, each executive officer reporting to Mr. Havner was awarded RSUs at the 150% level and each executive officer received the following number of RSU’s: Mr. Reyes, 15,000, Mr. Doll, 6,000, Mr. Glick, 4,500, Ms. Krol, 7,500 and Mr. Weidmann, 6,000. The value of the shares awarded to each executive officer is reported in the Summary Compensation Table in the Stock Awards column.

In February 2013, the Compensation Committee approved a substantially similar RSU plan for 2013 based on year-over-year growth in same store revenues and approved targets for RSU awards as follows: Mr. Reyes, 20,000; Mr. Doll, 6,000, Mr. Glick, 1,500; Ms. Krol, 3,000 and Mr. Weidmann, 3,000.

Equity Grant Practices

Equity grants to all of our executive officers, including the named executive officers, must be approved by the Board or the Compensation Committee of the Board, which consists entirely of independent trustees. Grants occur only at meetings or upon written actions of the Board or the Compensation Committee (including telephonic meetings), and such grants are made effective as of the date of the meeting, written action or a future date if appropriate (such as in the case of a new hire). Equity awards are not timed in coordination with the release of material non-public information. The exercise price of all options granted is equal to the closing market price of our common shares on the date of grant. Awards are also subject to the terms of the 2007 Equity and Performance-Based Compensation Plan (the “2007 Plan”).

Our executive officers may receive stock options, RSUs or a mix based on the determination of the Compensation Committee in its discretion. The Compensation Committee does not set awards based on a fixed weighting between stock options and RSUs. In general, the Compensation Committee considers equity awards for executive officers in connection with their annual performance review.

Historically, equity awards to executive officers other than the chief executive officer have vested over an extended period, typically periods varying from three to eight years for RSU awards and three to five years for stock options, which the Compensation Committee believes furthers the goals of retention and motivation over the long-term.

With respect to awards of RSUs to the named executive officers other than Mr. Havner, the Compensation Committee determines award levels based on recommendations from Mr. Havner, taking into consideration an individual’s responsibilities and performance, as discussed in more detail below. Pursuant to the compensation arrangement approved for Mr. Havner in 2012, he is awarded between 25,000 and 50,000 RSUs as part of his annual incentive compensation, provided the performance targets are achieved.

Equity awards, including grants of stock options, to employees who are not executive officers, are made by the Equity Awards Committee of the Board, which consists of at least one trustee appointed by the Board, currently Mr. Havner. The Equity Awards Committee acts after consideration of management recommendations. Grants of stock options to new hires who are not executive officers are generally made by the Equity Awards Committee on a quarterly basis during the last month of the calendar quarter following an individual’s date of hire. Equity grants to other employees may be made at other times during the year, but are not timed in coordination with the release of material non-public information.

New CEO Compensation Package Approved

During 2012, the Compensation Committee approved a new compensation package for Mr. Havner in his role as the company’s Chairman, Chief Executive Officer and President, following the expiration of a three-year compensation program approved in 2008. In February 2012, when the Compensation Committee set the performance criteria for annual incentive compensation for 2012 and set Mr. Havner’s maximum bonus for 2012, the Compensation Committee also continued its discussion of Mr. Havner’s new compensation program and determined to retain an independent compensation consultant for assistance to finalize the program.

Noting that the Compensation Committee had not previously retained a consultant, the Compensation Committee considered several consulting firms suggested by its members. After discussing the matter with various firms, the Compensation Committee retained FWC, an independent compensation consultant, to provide comparative information on peer group compensation practices for the chairman and chief executive officer and other executive officers and directional suggestions for Mr. Havner’s new compensation program. In connection with the engagement of FWC, the Compensation Committee determined that FWC met the criteria for an independent consultant in accordance with the SEC rules for such services.

The Compensation Committee directly engaged FWC and was responsible for oversight of FWC. In 2012, FWC provided services only to the Compensation Committee and did not provide any other services to the company. The Compensation Committee has assessed the independence of FWC under SEC rules and concluded that FWC’s work for the Compensation Committee does not raise any conflict of interest.

The Compensation Committee considered Mr. Havner’s new compensation package during several meetings and considered input from FWC, other Board members and from Mr. Havner on the matter. In July 2012, the Compensation Committee completed its final review and approved Mr. Havner’s compensation program. As approved, (1) Mr. Havner’s annual base salary continues to be set at $1 million, (2) his annual incentive award, assuming achievement of performance criteria set by the Compensation Committee, ranges from a minimum of $1 million paid in cash plus 25,000 RSUs to a maximum of $2 million paid in cash plus 50,000 RSUs (subject to a limit of a maximum aggregate value of $10 million) and (3) he is entitled to receive an annual employee stock option grant for 100,000 common shares.

CEO Restricted Share Unit Awards for 2011 and 2012 Performance are Both Reported in the 2012 Summary Compensation Table

In February 2012, the Compensation Committee awarded Mr. Havner 50,000 RSUs, having a value on that date of $6,919,500, in recognition of his leadership and extraordinary accomplishments during 2011. Because the award was not based on the achievement of pre-established performance criteria, SEC rules consider the award to be part of Mr. Havner’s 2012 compensation and therefore require that the value of the award be reported in the Summary Compensation Table as a Stock Award for 2012 and in the Grants of Plan-Based Awards as a grant on February 23, 2012, the date the Compensation Committee approved the award.

Mr. Havner’s RSUs award for 2012, in contrast, which was approved in 2013, was based on performance criteria pre-established in early 2012. Accordingly, SEC rules consider the award to be part of Mr. Havner’s 2012 compensation and therefore require that the grant also be reported as a 2012 grant. As a result of these SEC requirements, both the RSUs award to Mr. Havner for 2011 performance and the RSUs award for 2012 performance appear in the Summary Compensation Table as 2012 compensation.

The Compensation Committee believes the Summary Compensation Table overstates Mr. Havner’s compensation for 2012 services and understates his compensation for 2011. The Compensation Committee expects future awards of RSUs to be based on pre-established performance criteria and therefore does not expect future Summary Compensation Tables to include two awards for performance in separate years as compensation for a single year.

2013 Compensation Outlook

We expect the operating environment in 2013 to remain similar to 2012 and believe we are well positioned in financial, operational and strategic terms in the self-storage industry. Given these expectations, the Compensation Committee made the following decisions with respect to 2013 compensation for executive officers:

•	Base salaries for all executive officers are again frozen at 2008 levels to weight total compensation more heavily towards incentive compensation.

•	Bonus target amounts for all executive officers reporting to Mr. Havner are set at 100% of base salary.

•

Mr. Havner’s bonus target amounts range from a minimum of $1 million cash plus an award of 25,000 RSUs to a maximum of $2 million cash plus an award of 50,000 RSUs, subject to the limits of Code Section 162(m).

•	For purposes of Section 162(m) of the Internal Revenue Code, all executive officer bonus targets are capped at ten times base salary.

•	The threshold for payment of bonuses is again tied to achieving targeted levels of growth in same store revenues, FFO per share and FAD per share.

•	The Compensation Committee renewed the performance-based RSU plan designed to focus senior management on growing same store revenues.

Tax and Accounting Considerations—Code Section 162(m)

Section 162(m) of the Code imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer and three other highest paid employees of a publicly held corporation (other than the chief financial officer). Certain performance-based compensation awarded under a plan approved by shareholders is excluded from that limitation. Awards of stock options and our annual cash incentive awards are designed in general to qualify for deduction as performance-based compensation. However, while the Compensation Committee considers the tax deductibility of compensation, the Compensation Committee has and may approve compensation that does not qualify for deductibility in circumstances it deems appropriate to promote varying corporate goals.

In such instances, the Compensation Committee has also considered that as a result of the company’s REIT status under federal tax law, the potential impact of a nondeductible expense would not result in an increase in taxable income but would possibly require a future increased distribution to shareholders to maintain the company’s REIT status. While the Compensation Committee also considers the accounting impact of various forms of incentive compensation to understand the impact on the financial statements of various compensation elements, the accounting treatment is generally not the basis for the decision to award a particular form of compensation if the Compensation Committee deems the award the most appropriate incentive to achieve the company’s compensation goals.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Trustees of Public Storage has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K of Public Storage for the fiscal year ended December 31, 2012. This report is provided by the following independent trustees, who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE

Daniel C. Staton (Chairman)

Uri P. Harkham

Ronald P. Spogli

Compensation of Executive Officers

The following table sets forth information concerning the compensation earned by or paid during the fiscal year ended December 31, 2012 to the company’s principal executive officer, principal financial officer and the four next most highly compensated persons who were executive officers of the company on December 31, 2012 (the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus (1)		Stock Awards ($)(2)(3)			Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(5)		All Other Compensation ($)(6)		Total ($)
Ronald L. Havner, Jr. Chairman, Chief Executive Officer and President	2012 2011 2010	$ $ $	1,000,000 1,000,000 1,000,000		— — —		$12,109,125 — —	(3)		— — —	$ $ $	2,000,000 1,750,000 1,000,000	$ $ $	230,000 9,800 9,800	$ $ $	15,339,125 2,759,800 2,009,800

John Reyes Senior Vice President and Chief Financial Officer	2012 2011 2010	$ $ $	600,000 600,000 600,000		— — —	$ $	2,075,850 2,070,600 —			— — —	$ $ $	1,500,000 1,200,000 650,000	$ $ $	122,475 57,733 60,938	$ $ $	4,298,325 3,928,333 1,260,938

David F. Doll Senior Vice President and President, Real Estate Group	2012 2011 2010	$ $ $	350,000 350,000 350,000		— — —	$ $	830,340 1,242,360 —			— — —	$ $ $	525,000 245,000 350,000	$ $ $	77,450 37,919 39,369	$ $ $	1,782,790 1,875,279 739,369

Steven M. Glick Senior Vice President, Chief Legal Officer and Corporate Secretary (7)	2012 2011 2010	$ $ $	350,000 350,000 286,277	$	— — 300,000	$ $ $	622,755 414,120 602,475		$	— — 295,500	$ $	350,000 350,000 —	$ $ $	48,834 33,755 22,875	$ $ $	1,371,589 1,147,875 1,507,127

Candace N. Krol Senior Vice President, Human Resources	2012 2011 2010	$ $ $	275,000 275,000 275,000		— — —	$ $	1,037,925 1,552,950 —			— — —	$ $ $	275,000 275,000 275,000	$ $ $	85,151 33,926 35,574	$ $ $	1,673,076 2,136,876 585,574

Shawn L. Weidmann Senior Vice President and Chief Operating Officer (8)	2012 2011 2010	$ $	500,000 172,436 —	$	— 365,000 —	$ $	830,340 612,250 —		$	— 1,341,000 —		$400,000 — —	$ $	20,625 9,800 —	$ $	1,750,965 2,500,486 —

(1)	The bonus amounts reflect amounts predetermined in connection with new-hire agreements. The 2010 bonus for Mr. Glick and the 2011 bonus for Mr. Weidmann were paid according to the terms of their respective Offer Letter/Employment Agreements. Amounts earned by named executive officers for performance are included in the column entitled “Non-Equity Incentive Plan Compensation.”
(2)	The amounts shown in this column reflect the fair value of stock awards computed as of the grant date and based on the closing price of our common shares on that date. Some of the values reflected in this column relate to awards subject to performance conditions. For these in 2012, the fair value, assuming maximum performance of these awards, would have been as follows: Mr. Reyes $2,767,800; Mr. Doll $1,107,120; Mr. Glick $830,340; Ms. Kroll $1,383,900; and Mr. Weidmann $1,107,120. All holders of RSUs receive any dividends paid on the company’s common shares.
(3)	Mr. Havner’s reported stock awards for 2012 include (1) a stock award for 2011 performance valued at $6,919,500 and (2) a stock award for 2012 performance valued at $5,189,625. The fair value of Mr. Havner’s award for 2012 performance, assuming the maximum award, would have been $6,919,500. See “Executive Compensation - Compensation Discussion and Analysis - CEO Restricted Share Unit Awards for 2011 and 2012 Performance are Both Reported in the 2012 Summary Compensation Table” for an explanation of why, under the SEC rules, the awards for 2011 and 2012 are both reported in the same year (2012).
(4)	These amounts reflect the fair value of stock option awards computed as of the grant date. For a more detailed discussion concerning the assumptions used in this valuation, refer to note 10 in our Annual Report on Form 10-K for the year ended December 31, 2012.

(5)	The annual incentive bonus for named executive officers is based on pre-established performance targets set early in the year and, therefore, under SEC rules are classified as non-equity incentive plan compensation in this table. See the CD&A section of this proxy for further discussion of the 2012 performance targets.
(6)	All Other Compensation for 2012 consists of (1) Public Storage contributions to each officer’s 401(k)/Profit Sharing Plan account (3% of the annual cash compensation up to a maximum of $10,000) and (2) dividend equivalent payments on unvested restricted share units. For 2012, amounts paid for 401(k)/Profit Sharing Plan contributions and dividend equivalent units are as follows:

Name	Company Contributions To 401(k) Plan	Dividends Paid On Stock Awards	Total
Ronald L. Havner, Jr.	$10,000	$220,000	$230,000
John Reyes	$10,000	$112,475	$122,475
David F. Doll	$10,000	$67,450	$77,450
Steven M. Glick	$10,000	$38,834	$48,834
Candace N. Krol	$10,000	$75,151	$85,151
Shawn L. Weidmann	—	$20,625	$20,625

(7)	Mr. Glick was first employed by Public Storage on February 23, 2010.
(8)	Mr. Weidmann was first employed by Public Storage on August 29, 2011.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2012

The following table provides information about options exercised by and restricted share unit awards vested for the named executive officers during the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Ronald L. Havner, Jr.	—	—	—	—
John Reyes	—	—	7,625	$1,025,256.25
David F. Doll	30,000	$2,558,227	4,400	$596,619.50
Steven M. Glick	15,000	$896,771	1,737	$237,695.43
Candace N. Krol	70,000	$3,958,795	4,563	$617,133.16
Shawn L. Weidmann	—	—	625	$89,787.50

(1)	Value realized represents the difference between the market price of the company stock at the time of exercise and the exercise price of the options. Does not reflect any tax or other required withholdings.
(2)	Value realized calculated by multiplying the number of shares vesting by the closing market price of our common shares on the NYSE on the vesting date as follows:

Name	RSU Vesting Date	Fair Market Value of PSA
Ronald L. Havner, Jr.	—	—

John Reyes	02-27-2012	$135.63
	02-28-2012	$135.03
	03-03-2012	$133.50
	03-15-2012	$133.82

David F. Doll	02-27-2012	$135.63
	02-28-2012	$135.03
	03-15-2012	$133.82
	03-16-2012	$136.52
	11-02-2012	$140.30

Steven M. Glick	02-23-2012	$138.39
	02-28-2012	$135.03

Candace N. Krol	02-27-2012	$135.63
	02-28-2012	$135.03
	03-15-2012	$133.82
	11-02-2012	$140.30

Shawn L. Weidmann	08-29-2012	$143.66

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding 2012 annual incentive bonus awards and equity awards granted to our named executive officers in 2012. All equity grants set forth in this table were made pursuant to the 2007 Plan and non-equity incentive awards were made pursuant to the company’s Performance-Based Compensation Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald L. Havner, Jr.
Annual Incentive	2-23-12	—	1,000,000	10,000,000	—	—	—	—	—	—	—
RSUs (2)	2-23-12	—	—	—	—	25,000	50,000	—	—		$5,189,625
RSUs (2)	2-23-12	—	—	—	—	50,000	—	—	—	—	$6,919,500

John Reyes
Annual Incentive	2-23-12	—	600,000	6,000,000	—	—	—	—	—	—	—
RSUs	2-23-12	—	—	—	5,000	10,000	20,000	—	—	—	$2,075,850

David F. Doll
Annual Incentive	2-23-12	—	350,000	3,500,000	—	—	—	—	—	—	—
RSUs	2-23-12	—	—	—	2,000	4,000	8,000	—	—	—	$830,340

Steven M. Glick
Annual Incentive	2-23-12	—	350,000	3,500,000	—	—	—	—	—	—	—
RSUs	2-23-12	—	—	—	1,500	3,000	6,000	—	—	—	$622,755

Candace N. Krol
Annual Incentive	2-23-12	—	275,000	2,750,000	—	—	—	—	—	—	—
RSUs	2-23-12	—	—	—	2,500	5,000	10,000	—	—	—	$1,037,925

Shawn L. Weidmann
Annual Incentive	2-23-12	—	500,000	5,000,000	—	—	—	—	—	—	—
RSUs	2-23-12	—	—	—	2,000	4,000	8,000	—	—	—	$830,340

(1)	Amounts in this column represent the range of possible cash incentive payouts for annual awards pursuant to the Public Storage Performance-Based Compensation Plan.
(2)	Mr. Havner’s reported stock awards for 2012 include (1) a stock award for 2011 performance valued at $6,919,500 and (2) a stock award for 2012 performance valued at $5,189,625. Amounts reflect the full grant date fair value of each stock award. The number is calculated by multiplying the fair market value of Public Storage common shares on the date of the grant by the number of shares awarded. As discussed in the CD&A, in 2012, the Compensation Committee determined to pay a portion of Mr. Havner’s 2012 annual bonus in restricted share units and set pre-determined performance criteria for his award for 2012 performance. His award in February 2012 for 2011 performance was made at the discretion of the Compensation Committee based on 2011 performance. Under SEC reporting rules, the awards for 2011 and 2012 are both reported in the same year (2012). Stock awards receive dividends as and when and at the same rate paid to all common shareholders of Public Storage.
(3)	Amounts reflect the full grant date fair value of each stock award. The number is calculated by multiplying the fair market value of Public Storage common shares on the date of the grant by the number of shares awarded, which for Messrs. Havner, Reyes, Doll, Glick and Weidmann was at the 150% of target level. Stock awards receive dividends as and when and at the same rate paid to all common shareholders of Public Storage. Performance-based RSU awards for Messrs. Havner, Reyes, Doll, Glick and Weidmann and Ms. Kroll are valued at $138.39 per share, the closing price of Public Storage common shares on the NYSE on February 23, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL 2012 YEAR-END

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at December 31, 2012.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Ronald L. Havner, Jr.	12-31-12	—	—	—	—		37,500	5,436,000
	02-23-12	—	—	—	—		50,000	7,248,000
	03-02-09	100,000	—	50.30	3-2-19	(1)	—	—
	12-08-07	83,000	—	81.81	12-8-17	(1)	—	—
	12-08-06	83,000	—	95.18	12-8-16	(1)	—	—
	12-08-05	83,000	—	69.87	12-8-15	(1)	—	—

		Total 349,000	—				87,500	12,684,000

John Reyes	12-31-12	—	—	—	—		15,000	2,174,400
	02-28-12	—	—	—	—		16,000	2,319,360
	03-02-09	60,000	40,000	50.30	3-2-19	(1)	—	—
	02-27-08	200,000	50,000	80.48	2-27-18	(1)	1,500	217,440
	03-15-07	87,500	52,500	97.47	3-15-17	(1)	3,750	543,600
	03-03-06	50,000	—	78.36	3-3-16	(1)	4,000	579,840

		Total 397,500	142,500				40,250	5,834,640

David F. Doll	12-31-12	—	—	—	—		6,000	869,760
	02-28-12	—	—	—	—		9,600	1,391,616
	03-02-09	30,000	20,000	50.30	3-2-19	(1)	—	—
	02-27-08	120,000	30,000	80.48	2-27-18	(1)	1,000	144,960
	03-15-07	2,500	7,500	97.47	3-15-17	(1)	1,875	271,800
	11-02-06	—	—	—	—		750	108,720
	03-16-06	40,000	—	82.90	3-16-16	(1)	1,500	217,440

		Total 192,500	57,500				20,725	3,004,296

Steven M. Glick	12-31-12	—	—	—	—		4,500	652,320
	02-28-12	—	—	—	—		3,200	463,872
	02-23-10	5,000	30,000	80.33	2-23-20	(1)	5,626	815,545

		Total 5,000	30,000				13,326	1,931,737

Candace N. Krol	12-31-12	—	—	—	—		7,500	1,087,200
	02-28-12	—	—	—	—		12,000	1,739,520
	03-02-09	—	20,000	50.30	3-2-19	(1)	—	—
	02-27-08	4,282	30,000	80.48	2-27-18	(1)	1,000	144,960
	03-15-07	5,000	15,000	97.47	3-15-17	(1)	2,814	407,917
	11-02-06	—	—	—	—		750	108,720

		Total 9,282	65,000				24,064	3,488,317

Shawn L Weidmann	12-31-12	—	—	—	—		6,000	869,760
	08-29-11	20,000	80,000	122.45	8-29-21		4,375	634,200

		Total 20,000	80,000				10,375	1,503,960

(1)	Vesting: All options awarded to Mr. Havner vest in three equal annual installments, beginning one year from the date of grant. The options granted on 3-15-2007 to Ms. Krol and Messrs. Doll and Reyes vest in eight equal annual installments, beginning one year from the date of grant. All other options awarded to Ms. Krol and Messrs. Doll, Glick, Reyes and Weidmann vest in five equal annual installments, beginning one year from the date of grant.
(2)	RSUs vest in eight equal annual installments, beginning one year from the date of grant except that performance-based RSUs for which performance targets were achieved on 12-31-11 vested 20% on the date of award and the remainder vest in four equal annual installments beginning one year from the date of the award, and performance-based RSU’s for which performance targets were achieved on 12-31-12 vest in five equal installments beginning one year from the date of the award.

(3)	Market value assumes a price of $144.96 per share, the closing price for our common shares on the NYSE on December 31, 2012. Includes performance-based RSU awards for 2012 performance.

PENSION/NON-QUALIFIED DEFERRED COMPENSATION PLANS

We do not maintain qualified or non-qualified pension plans or a deferred compensation plan for any of our employees, including the named executive officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments Upon Termination

We do not currently have employment agreements with any named executive officer that provide for future payments upon termination of employment with the company. We do not have a formal severance or retirement program for payments on termination of employment, whether through voluntary or involuntary termination, other than as specifically set forth in our Performance-Based Compensation Plan, 2001 Plan, 2007 Plan, Public Storage 401(k)/Profit Sharing Plan or as required by law. These include:

•

any vested stock options following a voluntary termination of employment must be exercised within 30 days following the individual’s last date of employment; all unvested stock options, restricted shares and/or restricted share units are forfeited;

•	amounts contributed under our Public Storage 401(k)/Profit Sharing Plan; and

•	accrued and unused vacation pay paid in a lump sum.

Payments Upon Death or Disability

In the event of the death or permanent and total disability of a named executive officer, pursuant to the 2001 Plan and 2007 Plan and in addition to the foregoing:

•

all outstanding unvested stock options and unvested restricted share units held by the officer accelerate and vest as of the date of death and may be exercised during the one-year period following the date of death (but prior to termination of the option);

•

all outstanding unvested stock options and unvested restricted share units held by the officer continue to vest and are exercisable during the one-year period following the date of such permanent and total disability (but prior to termination of the option); and

•	the officer will receive payments under Public Storage’s life insurance program or disability plan, as applicable.

Payments Upon a Change of Control

Our applicable equity plans provide that upon the occurrence of a “change of control” of Public Storage;

•	all outstanding restricted share units and restricted share grants vest immediately; and

•

all outstanding stock options vest 15 days before consummation of such a change of control and are exercisable during the 15-day period, with such exercise conditioned upon and effective immediately before consummation of the change of control.

A “change of control” is defined in the plans to include generally (a) the dissolution or liquidation of Public Storage or merger in which Public Storage does not survive, (b) the sale of substantially all Public Storage’s assets or (c) any transaction which results in any person or entity, other than the Hughes Family, owning 50% or more of the combined voting power of all classes of our shares. The foregoing provisions do not apply to the extent (a) provision is made for continuation of the equity plan or substitution of new options, restricted shares and restricted share units or (b) a majority of our Board of Trustees determines that the “change of control” will not trigger application of the foregoing provisions.

The following table shows the estimated value of the acceleration of vesting of unvested equity awards pursuant to the termination events described above assuming the event occurred as of December 31, 2012 and the value of our common shares on December 31, 2012 of $144.96 per share.

Name	Value of vesting of all outstanding unvested options (1)	Value of vesting of all outstanding restricted share units (2)	Total
Ronald L. Havner, Jr.	$0	$7,248,000	$7,248,000
John Reyes	$9,503,625	$5,834,640	$15,338,265
David F. Doll	$4,183,775	$3,004,296	$7,188,071
Steven M. Glick	$1,938,900	$1,931,737	$3,870,637
Candace N. Krol	$4,539,950	$3,488,317	$8,028,267
Shawn L. Weidmann	$1,800,800	$1,503,960	$3,304,760

(1)	Represents the difference between the exercise price of unvested options held by the executive and the closing price of the company’s common shares on the NYSE on December 31, 2012.
(2)	Represents the number of unvested restricted share units multiplied by the closing price of Public Storage common shares on the NYSE on December 31, 2012. Includes unvested portion of performance-based RSU awards awarded for 2012 performance.

ANNUAL REPORT ON FORM 10-K

All shareholders receiving this proxy statement should have also received a paper copy or access to an electronic copy of the 2012 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2012. Shareholders may request a free copy of our 2012 Annual Report on Form 10-K, including financial statements and schedules, by sending a written request to: Public Storage, 701 Western Avenue, Glendale, California 91201-2349, Attn: Investor Services. Alternatively, shareholders can access the 2012 Form 10-K and other financial information on Public Storage’s Investor Relations website at: http://www.publicstorage.com. Public Storage will also furnish any exhibit to the 2012 Form 10-K upon written request and payment of a copying charge of 20 cents per page.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR

CONSIDERATION AT OUR 2014 ANNUAL MEETING

Any proposal that a holder of our shares wishes to submit for inclusion in the Public Storage Proxy Statement for the 2014 Annual Meeting of Shareholders (“2014 Proxy Statement”) pursuant to SEC Rule 14a-8, including any notice by a shareholder of his, her or its intention to cumulated votes in the election of trustees at the 2014 Annual Meeting of Shareholders, must be received by Public Storage no later than November 28, 2013. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. In addition, notice of any proposal that a holder of our shares wishes to propose for consideration at the 2014 Annual Meeting of Shareholders, but does not seek to include in the Public Storage 2014 Proxy Statement pursuant to Rule 14a-8, must be delivered to Public Storage no earlier than November 28, 2013 and no later than December 28, 2013 if the proposing holder of our shares wishes for Public Storage to describe the nature of the proposal in its 2014 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to Public Storage in connection with the Annual Meeting of Shareholders should be addressed to: Corporate Secretary, Public Storage, 701 Western Avenue, Glendale, California 91201-2349.

You are urged to vote the accompanying proxy/instruction card and sign, date and return it in the enclosed pre-addressed postage-prepaid envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

By Order of the Board of Trustees

Steven M. Glick, Secretary

Glendale, California

March 28, 2013

DIRECTIONS TO THE PUBLIC STORAGE 2013 ANNUAL MEETING

The Public Storage 2013 Annual Meeting will be held at the Hilton Glendale Hotel located at 100 West Glenoaks Boulevard in Glendale, California. The Hilton Glendale Hotel is just north of the 134 freeway and can be reached as follows:

From points north and south via Interstate 5 (I-5):

From the I-5 freeway, exit on the 134 freeway east to the Brand Blvd/Central Avenue exit. Turn left on Central Avenue and proceed to Glenoaks Boulevard. Turn right on Glenoaks Boulevard. The Hilton Glendale Hotel will be on the right-hand side of Glenoaks Boulevard.

From Los Angeles International Airport (LAX):

From LAX, take the 405 freeway north to the 101 freeway south to the 134 freeway east. Exit at Brand Blvd/Central Avenue and turn left on Central Avenue. Proceed to Glenoaks Boulevard and turn right. The Hilton Glendale Hotel will be on the right-hand side of Glenoaks Boulevard.

Note: Meeting attendees who park in the Hilton Glendale Hotel garage will receive validated parking at the annual meeting registration desk to permit them to park in the garage free of charge during the meeting.

PROXY/INSTRUCTION CARD (COMMON SHARES)

PUBLIC STORAGE

701 Western Avenue

Glendale, California 91201-2349

This Proxy/Instruction Card is Solicited on Behalf of the Board of Trustees

The undersigned, a record holder of Common Shares of beneficial interest of Public Storage and/or a participant in the PS 401(k)/Profit Sharing Plan (the “401(k) Plan”), hereby (i) appoints Ronald L. Havner, Jr. and Steven M. Glick or each of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the Common Shares held of record by the undersigned on March 11, 2013, at the Annual Meeting of Shareholders to be held on May 9, 2013 (the “Annual Meeting”), and any adjournments thereof, and/or (ii) authorizes and directs the trustee of the 401(k) Plan (the “Trustee”) to vote or execute proxies to vote, as instructed on the reverse side, all the Common Shares credited to the undersigned’s account in the 401(k) Plan on March 11, 2013, at the Annual Meeting and any adjournments thereof. In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.

THE PROXIES AND/OR THE TRUSTEE WILL VOTE ALL THE COMMON SHARES TO WHICH THIS PROXY/INSTRUCTION CARD RELATES, IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON SHARES HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON SHARES FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE AND IN FAVOR OF PROPOSALS 2 AND 3. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON SHARES CREDITED TO THE UNDERSIGNED’S ACCOUNT UNDER THE 401(k) PLAN, THE TRUSTEE WILL VOTE SUCH COMMON SHARES IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS HAVE BEEN RECEIVED, UNLESS REQUIRED BY LAW TO EXERCISE DISCRETION IN VOTING SUCH SHARES.

401(k) Plan Participants—The undersigned, if a participant in the 401(k) Plan, hereby directs Wells Fargo Bank, N.A. as Trustee for the 401(k) Plan to vote all Common Shares allocated to my account as of March 11, 2013. I understand that I am to mail this confidential voting instruction card to Computershare, acting as tabulation agent, or vote by PHONE OR INTERNET, as described on the reverse side of this card, and that my instructions must be received by Computershare no later than 9:00 a.m., Central Time, on May 7, 2013. If my instructions are not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the 401(k) Plan document.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark votes as in this example.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY/INSTRUCTION CARD IN THE ENCLOSED ENVELOPE TO PROXY SERVICES C/O COMPUTERSHARE, INVESTOR SERVICES, P.O. BOX 43126, PROVIDENCE, RI 02940-5138.

The Board of Trustees recommends a vote FOR all the listed nominees and FOR Proposals 2 and 3.

1.	Election of Trustees.

Nominees: Ronald L. Havner, Jr., Tamara Hughes Gustavson, Uri P. Harkham, B. Wayne Hughes, Jr., Avedick B. Poladian, Gary E. Pruitt, Ronald P. Spogli and Daniel C. Staton

☐	FOR ALL NOMINEES	☐	WITHHOLD FROM ALL NOMINEES

☐
For all nominees except as noted above

2.	Ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Advisory vote to approve executive compensation.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	Other matters: In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND
NOTE AT LEFT ☐

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 28, 2013.

Please sign exactly as your name appears. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.

Signature:	Signature:	Date: